EXHIBIT 99.02
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollar amounts in millions, unless otherwise stated)
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) addresses the financial condition of Hartford Life Insurance Company and its subsidiaries (“Hartford Life Insurance Company” or “the Company”) as of December 31, 2009, compared with December 31, 2008, and its results of operations for each of the three years in the period ended December 31, 2009. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1. Certain reclassifications have been made to prior year financial information to conform to the current year presentation.
INDEX

Consolidated Results of Operations	2
Critical Accounting Estimates	4
Investment Results	12
Investment Credit Risk	15
Capital Markets Risk Management	26
Capital Resources and Liquidity	33
Impact of New Accounting Standards	39

CONSOLIDATED RESULTS OF OPERATIONS
Operating Summary

	2009	2008	2007
Fee income and other	$3,752	$4,155	$4,470
Earned premiums	377	984	983
Net investment income
Securities available-for-sale and other	2,505	2,588	3,056
Equity securities, trading(3)	343	(246)	1

Total net investment income	2,848	2,342	3,057
Net realized capital gains (losses):
Total other-than-impairment (“OTTI”) losses	(1,722)	(1,888)	(339)
OTTI losses recognized to other comprehensive income	530	—	—

Net OTTI losses recognized in earnings	(1,192)	(1,888)	(339)
Net realized capital gains (losses), excluding net OTTI losses recognized in earnings	315	(3,875)	(595)

Total net realized capital losses	(877)	(5,763)	(934)

Total revenues(1)	6,100	1,718	7,576
Benefits, losses and loss adjustment expenses	3,716	4,047	3,982
Benefits, losses and loss adjustment expenses — returns credited on international unit — linked bonds and pension products(3)	343	(246)	1
Insurance operating costs and other expenses	1,850	1,940	1,832
Amortization of deferred policy acquisition costs and present value of future profits	3,727	1,620	605
Goodwill impairment	—	184	—
Dividends to policyholders	12	13	11

Total benefits, claims and expenses	9,648	7,558	6,431

Income (loss) before income taxes	(3,548)	(5,840)	1,145
Income tax expense (benefit)	(1,401)	(2,181)	252

Net income (loss)(2)	$(2,147)	$(3,659)	$893

Net (income) loss attributable to the noncontrolling interest	(10)	105	(7)

Net income (loss) attributable to Hartford Life Insurance Company	$(2,157)	$(3,554)	$886

(1)	The transition impact related to the adoption of fair value accounting guidance was a reduction in revenues of $788, for year ended December 31, 2008.

(2)	The transition impact related to the adoption of fair value accounting guidance was a reduction in net income of $311 for the year ended December 31, 2008.

(3)
Net investment income includes investment income and mark-to-market effects of equity securities, trading, supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policy holders.

Year ended December 31, 2009 compared to the year ended December 31, 2008
Net loss improved as a result of lower net realized losses. The following factors detail changes in operating results on a comparative period basis:
•
Lower realized losses were primarily due to lower net losses from impairments on investment securities, as well as decreased credit related losses and gains on GMWB/GMIB/GMAB reinsurance compared to 2008 and the impact of the adoption of fair value accounting guidance in 2008. For further discussion refer to Note 16, Transactions with Affiliates, of the Notes to Consolidated Financial Statements.

•
In the fourth quarter of 2009, Global Annuity recorded a DAC Unlock charge of $1.9 billion, pre-tax at the inception of a reinsurance transaction with an affiliated captive reinsurer. For further discussion refer to Note 16 of the Notes to Consolidated Financial Statements.

•
Earned premiums declined in Other as a result of ceded premiums upon inception of an October 1, 2009 reinsurance transaction with an affiliated captive reinsurer. For further discussion on transactions with affiliates, refer to Note 16 of the Notes to Consolidated Financial Statements. Additionally, declines resulted from ratings downgrades in the later half of 2008 restricting sales of institutional investment payout annuities within Global Annuity which have a corresponding decrease in losses and loss adjustment expenses.

•	Fee income and other decreased as a result of the decline in average account values of the variable annuity and mutual fund assets.

•
In the fourth quarter of 2009, the Company recorded an increase in benefits, losses and loss adjustments expense as a result of a reinsurance transaction with an affiliated captive reinsurer. For further discussion on this reinsurance transaction with an affiliated captive reinsurer, refer to Note 16 of the Notes to Consolidated Financial Statements. Interest credited recorded in Global Annuity decreased by $152 primarily as a result of the reinsurance transaction.

Year ended December 31, 2008 compared to the year ended December 31, 2007
The decrease in the Company’s net income was due to the following:
•
Realized losses increased as compared to the comparable prior year period primarily due to net losses from impairments on investment securities as well as increased credit related losses and increased losses on GMWB/GMIB/GMAB reinsurance and the adoption of fair value guidance.

•
The Company recorded a DAC Unlock charge of $825, after-tax, during the third quarter of 2008 as compared to a DAC Unlock benefit of $188, after tax, during the third quarter of 2007. See the Critical Accounting Estimates section of the MD&A for a further discussion on the DAC Unlock.

•
Declines in assets under management, primarily driven by market depreciation of $37.8 billion on the account values of U.S. individual variable annuities and $20.2 billion for retail mutual funds during 2008, drove declines in fee income compared to 2007.

•
Net investment income on securities available-for-sale and other declined primarily due to declines in limited partnership and other alternative investment income and a decrease in investment yield for fixed maturities.

Net Realized Capital Gains and Losses
For further discussion of net realized capital gains and losses, see “Investment Results” within the Investments section.
Income Taxes
The effective tax rate for 2009, 2008 and 2007 were 39%, 38%, and 22%, respectively. The principal cause of the difference between the effective rate and the U.S. statutory rate of 35% for 2009, 2008 and 2007 was the separate account dividends received deduction (“DRD”). This caused an increase in the tax benefit on the 2009 and 2008 pretax losses and a decrease in the tax expense on the 2007 pretax income. Income taxes refunded in 2009 and 2008 were $(282) and $(183), respectively; in 2007 income taxes paid were $329.
The separate account DRD is estimated for the current year using information from the prior year-end, adjusted for current year equity market performance and other appropriate factors, including estimated levels of corporate dividend payments. The actual current year DRD can vary from estimates based on, but not limited to, changes in eligible dividends received by the mutual funds, amounts of distributions from these mutual funds, amounts of short-term capital gains at the mutual fund level and the Company’s taxable income before the DRD. The Company recorded benefits of $181, $176 and $155 related to the separate account DRD in the years ended December 31, 2009, 2008 and 2007, respectively, which included a benefit (charge) in 2009 of $29 related to prior year tax returns, in 2008 of $9 related to a true-up of the prior year tax return, and in 2007 of $(1) related to a true-up of the prior year tax return.
In Revenue Ruling 2007-61, issued on September 25, 2007, the IRS announced its intention to issue regulations with respect to certain computational aspects of the DRD on separate account assets held in connection with variable annuity contracts. Revenue Ruling 2007-61 suspended Revenue Ruling 2007-54, issued in August 2007 which purported to change accepted industry and IRS interpretations of the statutes governing these computational questions. Any regulations that the IRS may ultimately propose for issuance in this area will be subject to public notice and comment, at which time insurance companies and other members of the public will have the opportunity to raise legal and practical questions about the content, scope and application of such regulations. As a result, the ultimate timing and substance of any such regulations are unknown, but they could result in the elimination of some or all of the separate account DRD tax benefit that the Company receives. Management believes that it is highly likely that any such regulations would apply prospectively only.
The Company receives a foreign tax credit against its U.S. tax liability for foreign taxes paid by the Company including payments from its separate account assets. The separate account foreign tax credit is estimated for the current year using information from the most recent filed return, adjusted for the change in the allocation of separate account investments to the international equity markets during the current year. The actual current year foreign tax credit can vary from the estimates due to actual foreign tax credits passed through by the mutual funds. The Company recorded benefits of $16, $16 and $11 related to separate account foreign tax credit in the years ended December 31, 2009, 2008 and, 2007 respectively. These amounts included benefits related to true-ups of prior years’ tax returns of $3, $4 and $0 in 2009, 2008 and 2007, respectively.

CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ, and in the past have differed, from those estimates.
The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability: estimated gross profits used in the valuation and amortization of assets and liabilities associated with variable annuity and other universal life-type contracts; living benefits required to be fair valued; valuation of investments and derivative instruments; evaluation of other-than-temporary impairments on available-for-sale securities and contingencies relating to corporate litigation and regulatory matters; DTA and goodwill impairment. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.
Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts
Estimated gross profits (“EGPs”) are used in the amortization of: the Company’s deferred policy acquisition cost (“DAC”) asset, which includes the present value of future profits; sales inducement assets (“SIA”); and unearned revenue reserves (“URR”). See Note 6 of the Notes to Consolidated Financial Statements for additional information on DAC. See Note 9 of the Notes to Consolidated Financial Statements for additional information on SIA. EGPs are also used in the valuation of reserves for death and other insurance benefit features on variable annuity and universal life-type contracts. See Note 8 of the Notes to Consolidated Financial Statements for additional information on death and other insurance benefit feature reserves.
For most contracts, the Company estimates gross profits over 20 years as EGPs emerging subsequent to that timeframe are immaterial. Products sold in a particular year are aggregated into cohorts. Future gross profits for each cohort are projected over the estimated lives of the underlying contracts, based on future account value projections for variable annuity and variable universal life products. The projection of future account values requires the use of certain assumptions including: separate account returns; separate account fund mix; fees assessed against the contract holder’s account balance; surrender and lapse rates; interest margin; mortality; and hedging costs. Changes in these assumptions and, in addition, changes to other policyholder behavior assumptions such as resets, partial surrenders, reaction to price increases, and asset allocations causes EGPs to fluctuate which impacts earnings.
Prior to the second quarter of 2009, the Company determined EGPs using the mean derived from stochastic scenarios that had been calibrated to the estimated separate account return. The Company also completed a comprehensive assumption study in the third quarter of each year and revised best estimate assumptions used to estimate future gross profits when the EGPs in the Company’s models fell outside of an independently determined reasonable range of EGPs. The Company also considered, on a quarterly basis, other qualitative factors such as product, regulatory and policyholder behavior trends and revised EGPs if those trends were expected to be significant.
Beginning with the second quarter of 2009, the Company now determines EGPs from a single deterministic reversion to mean (“RTM”) separate account return projection which is an estimation technique commonly used by insurance entities to project future separate account returns. Through this estimation technique, the Company’s DAC model is adjusted to reflect actual account values at the end of each quarter. Through a consideration of recent market returns, the Company will unlock, or adjust, projected returns over a future period so that the account value returns to the long-term expected rate of return, providing that those projected returns do not exceed certain caps or floors. This DAC Unlock, for future separate account returns, is determined each quarter. Under RTM, the expected long term rate of return is 7.1%, on a weighted average basis, including 9.5% for equities and 6.0% for fixed income.
In the third quarter of each year, the Company completes a comprehensive non-market related policyholder behavior assumption study and incorporates the results of those studies into its projection of future gross profits. Additionally, throughout the year, the Company evaluates various aspects of policyholder behavior and periodically revises its policyholder assumptions as credible emerging data indicates that changes are warranted. In the fourth quarter of 2009, recent market volatility provided the Company additional credible information regarding policyholder behavior, related to living benefit lapses, withdrawal rates and GMDB lapses. This information was incorporated into the Company’s assumptions used in determining estimated gross profits. Upon completion of an assumption study or evaluation of credible new information, the Company will revise its assumptions to reflect its current best estimate. These assumption revisions will change the projected account values and the related EGPs in the DAC, SIA and URR amortization models, as well as the death and other insurance benefit reserving model.

All assumption changes that affect the estimate of future EGPs including: the update of current account values; the use of the RTM estimation technique; and policyholder behavior assumptions, are considered an Unlock in the period of revision. An Unlock adjusts DAC, SIA, URR and death and other insurance benefit reserve balances in the Consolidated Balance Sheets with an offsetting benefit or charge in the Consolidated Statements of Operations in the period of the revision. An Unlock that results in an after-tax benefit generally occurs as a result of actual experience or future expectations of product profitability being favorable compared to previous estimates. An Unlock that results in an after-tax charge generally occurs as a result of actual experience or future expectations of product profitability being unfavorable compared to previous estimates.
An Unlock revises EGPs, on a quarterly basis, to reflect the Company’s current best estimate assumptions. After each quarterly Unlock, the Company also tests the aggregate recoverability of DAC by comparing the DAC balance to the present value of future EGPs. As of December 31, 2009, the margin between the DAC balance and to the present value of future EGPs was 1% for U.S. individual variable annuities, reflective of the reinsurance of a block of individual variable annuities with an affiliated captive reinsurer. If the margin between the DAC asset and the present value of future EGPs is exhausted, further reductions in EGPs would cause portions of DAC to be unrecoverable.
Estimated gross profits are also used to determine the expected excess benefits and assessments included in the measurement of death and other insurance benefit reserves. These excess benefits and assessments are derived from a range of stochastic scenarios that have been calibrated to the Company’s RTM separate account returns. The determination of death and other insurance benefit reserves is also impacted by discount rates, lapses, volatilities and mortality assumptions.
Effective October 1, 2009, a subsidiary of HLIC, Hartford Life and Annuity Insurance Company (“HLAI”) entered into a reinsurance agreement with an affiliated captive reinsurer, White River Life Reinsurance Company (“the affiliated captive reinsurer” or “WRR”). This agreement provides that HLAI will cede, and WRR will reinsure 100% of the in-force and prospective U.S. variable annuities and the associated GMDB and GMWB riders. This transaction resulted in an Unlock charge of $2.0 billion, pre-tax, and $1.3 billion, after-tax, as the related EGP’s were ceded to the affiliate. See Note 16, Transactions with Affiliates, of the Notes to Consolidated Financial Statements for further information on the transaction.
Unlocks
The after-tax impact on the Company’s assets and liabilities as a result of the Unlocks for the years ended 2009, 2008 and 2007 were:
For the year ended 2009:

			Death and
			Insurance
Reporting Segment			Benefit
After-tax (Charge) Benefit	DAC	URR	Reserves(1)	SIA	Total(2)
Global Annuity (3) (4)	(1,760)	84	$(160)	$(188)	(2,024)
Life Insurance	(100)	54	(4)	—	(50)
Retirement Plans	(55)	—	—	(1)	(56)
Other	—	—	(15)	—	(15)
Total	$(1,915)	$138	$(179)	$(189)	$(2,145)

[1]	As a result of the Unlock, Global Annuity reserves increased $560, pre-tax, offset by an increase in reinsurance recoverables of $291, pre-tax.

[2]	The most significant contributor to the Unlock was a result of actual separate account returns being significantly below our aggregated estimated return.

[3]	Includes $(49) related to DAC recoverability impairment associated with the decision to suspend sales in the U.K. variable annuity business.

[4]	Includes $(1.3) billion related to reinsurance of a block of in-force and prospective U.S. variable annuities and the associated GMDB and GMWB riders with an affiliated captive reinsurer.

For the year ended 2008:

			Death and
			Insurance
Reporting Segment			Benefit
After-tax (Charge) Benefit	DAC	URR	Reserves(1)	SIA	Total(2)
Global Annuity	$(648)	$18	$(75)	$(27)	$(732)
Life Insurance	(29)	(12)	(3)	—	(44)
Retirement Plans	(49)	—	—	—	(49)
Total	$(726)	$6	$(78)	$(27)	$(825)

[1]	As a result of the Unlock, Global Annuity reserves increased $387, pre-tax, offset by an increase in reinsurance recoverables of $266, pre-tax.

[2]	The most significant contributors to the Unlock were:
•	Actual separate account returns were significantly below our aggregated estimated return.

•	The Company reduced its 20 year projected separate account return assumption from 7.8% to 7.2% in the U.S.

•
Retirement Plans reduced its estimate of future fees as plans met contractual size limits (“breakpoints”), causing a lower fee schedule to apply, and the Company increased its assumption for future deposits by existing plan participants.

For the year ended 2007:

			Death and
			Insurance
Reporting Segment			Benefit
After-tax (Charge) Benefit	DAC	URR	Reserves(1)	SIA	Total(2)
Global Annuity	$181	$(5)	$(4)	$9	$181
Life Insurance	24	(8)	—	—	16
Retirement Plans	(9)	—	—	—	(9)
Total	$196	$(13)	$(4)	$9	$188

[1]	As a result of the Unlock, Global Annuity reserves decreased $4, pre-tax, offset by a decrease, in reinsurance recoverables of $10 pre-tax.

[2]	The most significant contributors to the Unlock were:
•	Actual separate account returns were above our aggregated estimated return.

•
During the third quarter of 2007, the Company estimated gross profits using the mean of EGPs derived from a set of stochastic scenarios that have been calibrated to our estimated separate account return as compared to prior year where we used a single deterministic estimation. The impact of this change in estimation was a benefit of $20, after-tax, for U.S. variable annuities.

•
Dynamic lapse behavior assumptions, reflecting that lapse behavior will be different depending upon market movements, along with other base lapse rate assumption changes resulted in an approximate benefit of $40, after-tax, for U.S. variable annuities.

Living Benefits Required to be Fair Valued (in Other Policyholder Funds and Benefits Payable)
The Company offers certain variable annuity products with a GMWB rider in the U.S. and formerly in the U.K. The Company has also assumed, through reinsurance, GMWB, GMIB and GMAB risks underwritten by Hartford Life Insurance KK (“HLIKK”), a wholly-owned Japanese subsidiary of Hartford Life. The fair value of the GMWB, GMIB and GMAB are liabilities of approximately $2.0 billion, $1.4 billion and $1 as of December 31, 2009, respectively. Effective October 1, 2009, the Company ceded U.S. and international variable annuity contracts to an affiliated captive reinsurer including assumed GMWB, GMIB and GMAB. The initial fair value of the derivative associated with the business was approximately $1.3 billion.
Fair values for direct, assumed and ceded GMWB, GMIB and GMAB contracts are calculated based upon internally developed models because active, observable markets do not exist for those items. The fair value of the Company’s guaranteed benefit liabilities, classified as embedded derivatives, and the related reinsurance and customized freestanding derivatives is calculated as an aggregation of the following components: Best Estimate Claims Costs; Credit Standing Adjustment; and Margins. The resulting aggregation is reconciled or calibrated, if necessary, to market information that is, or may be, available to the Company, but may not be observable by other market participants, including reinsurance discussions and transactions. The Company believes the aggregation of each of these components, as necessary and as reconciled or calibrated to the market information available to the Company, results in an amount that the Company would be required to transfer, or receive, to or from market participants in an active liquid market, if one existed, for those market participants to assume the risks associated with the guaranteed minimum benefits and the related reinsurance and customized derivatives. The fair value is likely to materially diverge from the ultimate settlement of the liability as the Company believes settlement will be based on our best estimate assumptions rather than those best estimate assumptions plus risk margins. In the absence of any transfer of the guaranteed benefit liability to a third party, the release of risk margins is likely to be reflected as realized gains in future periods’ net income. Each of the components described below are unobservable in the marketplace and require subjectivity by the Company in determining their value.

Best Estimate Claims Costs
The Best Estimate Claims Costs is calculated based on actuarial and capital market assumptions related to projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior such as lapses, fund selection, resets and withdrawal utilization (for the customized derivatives, policyholder behavior is prescribed in the derivative contract). Because of the dynamic and complex nature of these cash flows, best estimate assumptions and a Monte Carlo stochastic process involving the generation of thousands of scenarios that assume risk neutral returns consistent with swap rates and a blend of observable implied index volatility levels were used. Estimating these cash flows involves numerous estimates and subjective judgments including those regarding expected markets rates of return, market volatility, correlations of market index returns to funds, fund performance, discount rates and policyholder behavior. At each valuation date, the Company assumes expected returns based on:
•	risk-free rates as represented by the current LIBOR forward curve rates;

•	forward market volatility assumptions for each underlying index based primarily on a blend of observed market “implied volatility” data;

•	correlations of market returns across underlying indices based on actual observed market returns and relationships over the ten years preceding the valuation date;

•	three years of history for fund regression; and

•	current risk-free spot rates as represented by the current LIBOR spot curve to determine the present value of expected future cash flows produced in the stochastic projection process.
As many guaranteed benefit obligations are relatively new in the marketplace, actual policyholder behavior experience is limited. As a result, estimates of future policyholder behavior are subjective and based on analogous internal and external data. As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for this component of the fair value model.
On a daily basis, the Company updates capital market assumptions used in the GMWB liability model such as interest rates and equity indices. On a weekly basis, the blend of implied equity index volatilities is updated. The Company continually monitors various aspects of policyholder behavior and may modify certain of its assumptions, including living benefit lapses and withdrawal rates, if credible emerging data indicates that changes are warranted. At a minimum, all policyholder behavior assumptions are reviewed and updated, as appropriate, in conjunction with the completion of the Company’s comprehensive study to refine its estimate of future gross profits during the third quarter of each year.
Credit Standing Adjustment
This assumption makes an adjustment that market participants would make to reflect the risk that guaranteed benefit obligations or the GMWB reinsurance recoverables will not be fulfilled (“nonperformance risk”). As a result of sustained volatility in the Company’s credit default spreads, during 2009 the Company changed its estimate of the credit standing adjustment to incorporate observable Company and reinsurer credit default spreads from capital markets, adjusted for market recoverability. Prior to the first quarter of 2009, the Company calculated the credit standing adjustment by using default rates published by rating agencies, adjusted for market recoverability. For the twelve months ended December 31, 2009 and 2008, the credit standing adjustment resulted in pre-tax gains of $135 and $6, respectively, for U.S. GMWB liabilities, net of reinsurance.
Margins
The behavior risk margin adds a margin that market participants would require for the risk that the Company’s assumptions about policyholder behavior could differ from actual experience. The behavior risk margin is calculated by taking the difference between adverse policyholder behavior assumptions and best estimate assumptions. The Company revised certain adverse assumptions in the behavior risk margin for withdrawals, lapses and annuitization behavior as emerging policyholder behavior experience suggested the prior adverse policyholder behavior assumptions were no longer representative of an appropriate margin for risk.
Assumption updates, including policyholder behavior assumptions, affected best estimates and margins for a total realized gain before-tax of $495 and $470 for the years ended December 31, 2009 and 2008 for U.S. GMWB liabilities net of third party reinsurance. For the year ended December 31, 2007, these updates affected best estimates resulting in a pre-tax loss of $(158).
In addition to the non-market-based updates described above, for the twelve months ended December 31, 2009, 2008, and 2007, the Company recognized non-market-based updates to the U.S. GMWB fair value driven by:

•
The relative outperformance/(underperformance) of the underlying actively managed funds as compared to their respective indices resulting in a pre-tax gain/(loss) of approximately $481, $(355) and $(2), respectively.

In addition to the non-market based updates described above, the Company recognized non-market based updates to the reinsured Japan GMWB, GMIB, and GMAB fair values primarily driven by:
•	Updates to assumptions, including policyholder behavior resulting in a pre-tax loss of approximately $(264) for the year ended December 31, 2009; and

•	The credit standing adjustment (described above), resulting in a pre-tax gain/(loss) of approximately $155 and $(115) for the years ended December 31, 2009 and 2008, respectively.
Valuation of Investments and Derivative Instruments
The Company’s investments in fixed maturities include bonds, redeemable preferred stock and commercial paper. These investments, along with certain equity securities, which include common and non-redeemable preferred stocks, are classified as “available-for-sale” (“AFS”) and are carried at fair value. The after-tax difference from cost or amortized cost is reflected in stockholders’ equity as a component of Other Comprehensive Income/(Loss), after adjustments for the effect of deducting the life and pension policyholders’ share of the immediate participation guaranteed contracts and certain life and annuity deferred policy acquisition costs and reserve adjustments. The equity investments associated with the variable annuity products offered in the U.K. are recorded at fair value and are classified as “trading” with changes in fair value recorded in net investment income. Policy loans are carried at outstanding balance. Mortgage loans are recorded at the outstanding principal balance adjusted for amortization of premiums or discounts and net of valuation allowances. Short-term investments are carried at amortized cost, which approximates fair value. Limited partnerships and other alternative investments are reported at their carrying value with the change in carrying value accounted for under the equity method and accordingly the Company’s share of earnings are included in net investment income. Recognition of limited partnerships and other alternative investment income is delayed due to the availability of the related financial information, as private equity and other funds are generally on a three-month delay and hedge funds are on a one-month delay. Accordingly, income for the years ended December 31, 2009, 2008 and 2007 may not include the full impact of current year changes in valuation of the underlying assets and liabilities, which are generally obtained from the limited partnerships and other alternative investments’ general partners. Other investments primarily consist of derivative instruments which are carried at fair value.
Available-for-Sale Securities and Short-Term Investments
The fair value of AFS securities and short-term investments in an active and orderly market (i.e. not distressed or forced liquidation) is determined by management after considering one of three primary sources of information: third-party pricing services, independent broker quotations or pricing matrices. Security pricing is applied using a “waterfall” approach whereby prices are first sought from third party pricing services, the remaining unpriced securities are submitted to independent brokers for prices, or lastly, securities are priced using a pricing matrix. Typical inputs used by these pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows and prepayments speeds. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third-party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recent reported trades, the third party pricing services and brokers may use matrix or model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at an estimated market rate. For further discussion, see the Available-for-Sale and Short-term Investments section in Note 3 of the Notes to the Consolidated Financial Statements.
The Company has analyzed the third-party pricing services valuation methodologies and related inputs, and has also evaluated the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy level based upon trading activity and the observability of market inputs. For further discussion of fair value measurement, see Note 3 of the Notes to the Consolidated Financial Statements.

The following table presents the fair value of AFS securities and short-term investments by pricing source and hierarchy level as of December 31, 2009.

	Quoted Prices in	Significant	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Priced via third party pricing services	$438	$30,945	$1,448	$32,831
Priced via independent broker quotations	—	—	3,101	3,101
Priced via matrices	—	—	4,542	4,542
Priced via other methods(1)	—	—	348	348
Short-term investments	3,785	1,343	—	5,128

Total	$4,223	$32,288	$9,439	$45,950

% of Total	9.2%	70.3%	20.5%	100.0%

(1)
Represents securities for which adjustments were made to reduce prices received from third parties and certain private equity investments that are carried at the Company’s determination of fair value from inception.

The fair value is the amount at which the security could be exchanged in a current transaction between knowledgeable, unrelated willing parties using inputs, including assumptions and estimates, a market participant would utilize. As the estimated fair value of a security utilizes assumptions and estimates, the amount that may be realized may differ significantly.
Valuation of Derivative Instruments, excluding embedded derivatives within liability contracts and reinsurance related derivatives
Derivative instruments are reported on the Consolidated Balance Sheets at fair value and are reported in Other Investments and Other Liabilities. Derivative instruments are fair valued using pricing valuation models, which utilize market data inputs or independent broker quotations. Excluding embedded and reinsurance related derivatives, as December 31, 2009 and 2008, 96% and 95% of derivatives, respectively, based upon notional values, were priced by valuation models, which utilize independent market data. The remaining derivatives were priced by broker quotations. The derivatives are valued using mid-market level inputs that are predominantly observable in the market, with the exception of the customized swap contracts that hedge guaranteed minimum withdrawal benefits (“GMWB”) liabilities. Inputs used to value derivatives include, but are not limited to, swap interest rates, foreign currency forward and spot rates, credit spreads and correlations, interest and equity volatility and equity index levels. The Company performs a monthly analysis on derivative valuations which includes both quantitative and qualitative analysis. Examples of procedures performed include, but are not limited to, review of pricing statistics and trends, back testing recent trades, analyzing the impacts of changes in the market environment, and review of changes in market value for each derivative including those derivatives priced by brokers.
The following table presents the notional value and net fair value of derivative instruments by hierarchy level as of December 31, 2009.

	Notional Value	Fair Value
Quoted prices in active markets for identical assets (Level 1)	$2,276	$6
Significant observable inputs (Level 2)	29,764	(41)
Significant unobservable inputs (Level 3)	42,533	368

Total	$74,573	$333

The following table presents the notional value and net fair value of the derivative instruments within the Level 3 securities classification as of December 31, 2009.

	Notional Value	Fair Value
Credit derivatives	$2,782	$(162)
Interest derivatives	2,591	(2)
Equity derivatives	37,136	532
Other	24	—

Total Level 3	$42,533	$368

Derivative instruments classified as Level 3 include complex derivatives, primarily consisting of equity options and swaps, interest rate derivatives which have interest rate optionality, certain credit default swaps, and long-dated interest rate swaps. These derivative instruments are valued using pricing models which utilize both observable and unobservable inputs and, to a lesser extent, broker quotations. A derivative instrument that is priced using both observable and unobservable inputs will be classified as a Level 3 financial instrument in its entirety if the unobservable input is significant in developing the price. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instrument may not be classified with the same fair value hierarchy level as the associated assets and liabilities.

Other-Than-Temporary Impairments and Valuation Allowances on Investments
The Company has a monitoring process overseen by a committee of investment and accounting professionals that identifies investments that are subject to an enhanced evaluation on a quarterly basis to determine if an other-than-temporary impairment (“impairment”) is present for AFS securities or a valuation allowance is required for mortgage loans. This evaluation is a quantitative and qualitative process, which is subject to risks and uncertainties. For further discussion of the accounting policies, see the Significant Investment Accounting Policies Section in Note 4 of the Notes to the Consolidated Financial Statements. For a discussion of results, see the Other-Than-Temporary Impairments Section within the Investment Credit Risk section of the MD&A.
Goodwill Impairment
Goodwill balances are reviewed for impairment at least annually or more frequently if events occur or circumstances change that would indicate a triggering event for a potential impairment has occurred. A reporting unit is defined as an operating segment or one level below an operating segment. The Company’s reporting units, for which goodwill has been allocated, are equivalent to the Company’s operating segments because either there is no discrete financial information available for the separate components of a segment or all of the components of a segment have similar economic characteristics. The variable life, universal life and term life components of Life Insurance have been aggregated into one reporting unit. In circumstances where the components of an operating segment constitute a business for which discrete financial information is available and segment management regularly reviews the operating results of that component such as, with U.S. Individual Annuity within Global Annuity and Individual Life within Life Insurance, the Company has classified those components as reporting units.
As of December 31, 2009 and 2008, the Company had goodwill allocated to the following reporting units:

	December 31, 2009	December 31, 2008
Individual Life within Life Insurance	$224	$224
Retirement Plans [1]	87	79
Mutual Funds	159	159

Total	$470	$462

[1]	In 2009, the Company added $8 of goodwill related to a contingent earnout provision.
The goodwill impairment test follows a two step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit’s goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.
Management’s determination of the fair value of each reporting unit incorporates multiple inputs including cash flow calculations, price to earnings multiples, the level of The Hartford’s share price and assumptions that market participants would make in valuing the reporting unit. Other assumptions include levels of economic capital, future business growth, earnings projections, assets under management and the weighted average cost of capital used for purposes of discounting. Decreases in the amount of economic capital allocated to a reporting unit, decreases in business growth, decreases in earnings projections and increases in the weighted average cost of capital will all cause the reporting unit’s fair value to decrease.
The Company completed its annual goodwill assessment for the individual reporting units of the Company as of January 1, 2009, and concluded that the fair value of each reporting unit, for which goodwill had been allocated, was in excess of the respective reporting unit’s carrying value (the first step of the goodwill impairment test).
However, as noted above, goodwill is reassessed at an interim date if certain circumstances occur which would cause the entity to conclude that it was more likely than not that the carrying value of one or more of its reporting units would be in excess of the respective reporting unit’s fair value. As a result of the continued decline in the equity markets from January 1, 2009, rating agency downgrades, and a decline in The Hartford’s share price, the Company concluded, during the first quarter of 2009, that the conditions had been met to warrant an interim goodwill impairment test. In performing step one of the impairment test, the fair value of the Retirement Plans and Mutual Funds reporting units was determined to be in excess of their carrying value. For the Individual Life reporting unit, the fair value was not in excess of the carrying value and the step two impairment analysis was required to be performed. The fair value in step two of the goodwill impairment analysis for the Individual Life reporting unit was determined to be in excess of its carrying value.

Valuation Allowance on Deferred Tax Assets
Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized if there is no change in tax law. Under U.S. GAAP, we test the value of deferred tax assets for impairment on a quarterly basis at the entity level within each tax jurisdiction, consistent with our filed tax returns. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions. In evaluating the ability to recover deferred tax assets, we have considered all available evidence including past operating results, the existence of cumulative losses in the most recent years, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies. In the event we determine that we most likely would not be able to realize all or part of our deferred tax assets in the future, an increase to the valuation allowance would be charged to earnings in the period such determination is made. Likewise, if it is later determined that it is more likely than not that those deferred tax assets would be realized, the previously provided valuation allowance would be reversed. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance, which is impacted by such things as policyholder behavior, competitor pricing, new product introductions, and specific industry and investment market conditions.
In management’s judgment, the net deferred tax asset will more likely than not be realized. Included in the deferred tax asset is the expected tax benefit attributable to net operating losses of $290, which have no expiration. A valuation allowance of $80 has been recorded which relates to foreign operations. No valuation allowance has been recorded for realized or unrealized losses. In assessing the need for a valuation allowance, management considered taxable income in prior carryback years, future taxable income and tax planning strategies that include holding debt securities with market value losses until recovery, selling appreciated securities to offset capital losses, and sales of certain corporate assets. Such tax planning strategies are viewed by management as prudent and feasible and will be implemented if necessary to realize the deferred tax asset. However, we anticipate limited ability, going forward, to recognize a full tax benefit on realized losses, which will result in additional valuation allowances and, if interest rates rise, an increased likelihood of recording a valuation allowance on previously recognized realized capital losses.
If the Company were to follow a “separate entity” approach, it would have to record a valuation allowance of $387 related to realized capital losses. In addition, the current tax benefit related to any of the Company’s tax attributes realized by virtue of its inclusion in The Hartford’s consolidated tax return would have been recorded directly to surplus rather than income. These benefits were $65, $500 and $0 for 2009, 2008 and 2007 respectively.

INVESTMENT RESULTS
Composition of Invested Assets
The primary investment objective of the Company is to maximize economic value, consistent with acceptable risk parameters, including the management of credit risk and interest rate sensitivity of invested assets, while generating sufficient after-tax income to support policyholder and corporate obligations. Investment strategies are developed based on a variety of factors including business needs, regulatory requirements and tax considerations.

	December 31,		December 31,
	2009		2008
	Amount	Percent	Amount	Percent
Fixed maturities, AFS, at fair value	$40,403	75.6%	$39,560	71.9%
Equity securities, AFS, at fair value	419	0.8%	434	0.8%
Mortgage loans	4,304	8.0%	4,896	8.9%
Policy loans, at outstanding balance	2,120	4.0%	2,154	3.9%
Limited partnerships and other alternative investments	759	1.4%	1,033	1.9%
Other investments(1)	338	0.6%	1,237	2.2%
Short-term investments	5,128	9.6%	5,742	10.4%

Total investments excluding equity securities, trading	$53,471	100.0%	$55,056	100.0%
Equity securities, trading, at fair value(2)	2,443		1,634

Total investments	$55,914		$56,690

(1)	Primarily relates to derivative instruments.

(2)	These assets primarily support the European variable annuity business. Changes in these balances are also reflected in the respective liabilities.
Total investments decreased primarily due to declines in short-term investments largely due to funding liability outflows, mortgage loans resulting from valuation allowances and maturities, and limited partnerships and other alternative investments attributable to hedge fund redemptions and negative re-valuations of the underlying investments. These declines were offset by an increase in equity securities, trading, primarily due to positive cash flows generated from sales and deposits of the U.K. unit-linked and pension product foreign currency gains attributable to the appreciation of the British pound as compared to the U.S. dollar and positive market performance of the underlying investment funds.

Net Investment Income (Loss)

	For the Years Ended December 31,
	2009		2008		2007
(Before-tax)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Fixed maturities(2)	$2,094	4.5%	$2,458	5.0%	$2,714	5.9%
Equity securities, AFS	43	8.3%	65	9.3%	54	9.9%
Mortgage loans	232	4.9%	251	5.6%	227	6.4%
Policy loans	136	6.3%	136	6.5%	132	6.5%
Limited partnerships and other alternative investments	(171)	(18.1)%	(224)	(16.3)%	112	13.0%
Other(3)	242	—	(33)	—	(120)	—
Investment expense	(71)	—	(65)	—	(63)	—

Total net investment income excluding equity securities, trading	$2,505	4.2%	$2,588	4.6%	$3,056	6.0%
Equity securities, trading	343	—	(246)	—	1

Total net investment income	$2,848		$2,342		$3,057

(1)
Yields calculated using annualized net investment income before investment expenses divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding collateral received associated with the securities lending program and consolidated variable interest entity noncontrolling interests. Included in the fixed maturity yield is other, which primarily relates to fixed maturities (see footnote (3) below). Included in the total net investment income yield is investment expense.

(2)	Includes net investment income on short-term investments.

(3)
Includes income from derivatives that qualify for hedge accounting and hedge fixed maturities. Also, includes fees associated with securities lending activities of $4, $60 and $84, respectively, for the years ended December 31, 2009, 2008 and 2007. The income from securities lending activities is included within fixed maturities.

Year ended December 31, 2009 compared to the year ended December 31, 2008
Total net investment income increased primarily due to equity securities, trading resulting from improved market performance of the underlying investment funds supporting the U.K. unit-linked and pension product.
Year ended December 31, 2008 compared to the year ended December 31, 2007
Total net investment income decreased primarily due to a negative yield on limited partnerships and other alternative investments and a lower yield on variable rate securities due to declines in short-term interest rates, increased allocation to lower yielding U.S. Treasuries and short-term investments. The decline in limited partnerships and other alternative investments yield was largely due to negative returns on hedge funds and real estate partnerships as a result of the lack of liquidity in the financial markets and a wider credit spread environment. Also contributing to the decline in net investment income was lower income on equity securities, trading due to a decline in the value of the underlying investment funds supporting the U.K. unit-linked and pension product as a result of negative market performance year over year.

Net Realized Capital Losses

	For the Years Ended December 31,
(Before-tax)	2009	2008	2007
Gross gains on sales	$364	$383	$187
Gross losses on sales	(828)	(398)	(142)
Net OTTI losses recognized in earnings	(1,192)	(1,888)	(339)
Japanese fixed annuity contract hedges, net(1)	47	64	18
Periodic net coupon settlements on credit derivatives/Japan	(33)	(34)	(40)
Fair value measurement transition impact	—	(798)	—
Results of variable annuity hedge program GMWB derivatives, net	1,505	(687)	(286)
Macro hedge program	(895)	74	(12)

Total results of variable annuity hedge program	610	(613)	(298)
GMAB/GMWB/GMIB reinsurance	1,106	(1,986)	(155)
Coinsurance and modified coinsurance reinsurance contracts	(577)	—	—
Other, net	(374)	(493)	(165)

Net realized capital losses	$(877)	$(5,763)	$(934)

(1)
Relates to derivative hedging instruments, excluding periodic net coupon settlements, and is net of the Japanese fixed annuity product liability adjustment for changes in the dollar/yen exchange spot rate.

The circumstances giving rise to the changes in these components are as follows:

Gross gains and losses on sales	•
Gross gains and losses on sales for the year ended December 31, 2009 were predominantly within structured, government and corporate securities resulting primarily from efforts to reduce portfolio risk through sales of subordinated financials and real estate related securities and from sales of U.S. Treasuries to manage liquidity.

•
Gross gains and losses on sales for the year ended December 31, 2008 primarily resulted from the decision to reallocate the portfolio to securities with more favorable risk/return profiles. Also included was a gain of $141 from the sale of a synthetic CDO.

Net OTTI losses	•	For further information, see Other- Than-Temporary Impairments within the Investment Credit Risk section of the MD&A.

Variable annuity hedge program	•	See Note 4 of the Notes to the Consolidated Financial Statements for a discussion of the gains related to the variable annuity hedge program.

GMAB/GMWB/GMIB reinsurance	•
The net gain on these reinsurance contracts was primarily due to an increase in interest rates, an increase in the Japan equity markets, a decline in Japan equity market volatility, and liability model assumption updates for credit standing.

Coinsurance and modified coinsurance reinsurance contracts	•
Under the reinsurance agreement with an affiliate, the gains experienced from the GMAB, GMWB, and GMIB reinsurance along with the net gains from liability model assumption updates, lower volatility, increases in long-term interest rates, and rising equity markets on the US GMWB are ceded to the affiliated reinsurer and result in a realized loss.

Other, net	•
Other, net losses for the year ended December 31, 2009 primarily resulted from net losses of $329 on credit derivatives where the company purchased credit protection due to credit spread tightening and $289 related to net additions to valuation allowances on impaired mortgage loans. These losses were partially offset by gains of $128 on credit derivatives that assume credit risk due to credit spread tightening, as well as $191 from a change in spot rates related to transactional foreign currency predominately on the internal reinsurance of the Japan variable annuity business, which is offset in accumulated other comprehensive income (“AOCI”).

•
Other, net losses for the year ended December 31, 2008 were primarily related to net losses of $295 related to transactional foreign currency predominately on the internal reinsurance of the Japan variable annuity business, which is offset in AOCI, resulting from appreciation of the yen, as well as credit derivatives losses of $191 due to significant credit spread widening. Also included were derivative related losses of $39 due to counterparty default related to the bankruptcy of Lehman Brothers Holdings Inc.

•
Other, net losses for the year ended December 31, 2007 were primarily driven by the change in value of non-qualifying derivatives due to credit spread widening, as well as fluctuations in interest rates and foreign currency exchange rates.

INVESTMENT CREDIT RISK
The Company has established investment credit policies that focus on the credit quality of obligors and counterparties, limit credit concentrations, encourage diversification and require frequent creditworthiness reviews. Investment activity, including setting of policy and defining acceptable risk levels, is subject to regular review and approval by senior management.
The Company invests primarily in securities which are rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Creditworthiness of specific obligors is determined by consideration of external determinants of creditworthiness, typically ratings assigned by nationally recognized ratings agencies and is supplemented by an internal credit evaluation. Obligor, asset sector and industry concentrations are subject to established Company limits and are monitored on a regular basis.
The Company is not exposed to any credit concentration risk of a single issuer greater than 10% of the Company’s stockholders’ equity other than U.S. government and government agencies backed by the full faith and credit of the U.S. government. For further discussion of concentration of credit risk, see the Concentration of Credit Risk section in Note 4 of the Notes to the Consolidated Financial Statements.
Derivative Instruments
In the normal course of business, the Company uses various derivative counterparties in executing its derivative transactions. The use of counterparties creates credit risk that the counterparty may not perform in accordance with the terms of the derivative transaction. The Company has developed a derivative counterparty exposure policy which limits the Company’s exposure to credit risk.
The derivative counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness of the counterparty and typically requires credit enhancement/credit risk reducing agreements.
The Company minimizes the credit risk of derivative instruments by entering into transactions with high quality counterparties rated A2/A or better, which are monitored by the Company’s internal compliance unit and reviewed frequently by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The Company also maintains a policy of requiring that derivative contracts, other than exchange traded contracts, certain currency forward contracts, and certain embedded and reinsurance derivatives, be governed by an International Swaps and Derivatives Association Master Agreement, which is structured by legal entity and by counterparty and permits right of offset.
The Company has developed credit exposure thresholds which are based upon counterparty ratings. Credit exposures are measured using the market value of the derivatives, resulting in amounts owed to the Company by its counterparties or potential payment obligations from the Company to its counterparties. Credit exposures are generally quantified daily based on the prior business day’s market value and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of derivatives exceeds the contractual thresholds. In accordance with industry standards and the contractual agreements, collateral is typically settled on the next business day. The Company has exposure to credit risk for amounts below the exposure thresholds which are uncollateralized as well as for market fluctuations that may occur between contractual settlement periods of collateral movements.
The maximum uncollateralized threshold for a derivative counterparty for a single legal entity is $10. The Company currently transacts over-the-counter derivatives in two legal entities and therefore the maximum combined threshold for a single counterparty over all legal entities that use derivatives is $20. In addition, the Company may have exposure to multiple counterparties in a single corporate family due to a common credit support provider. As of December 31, 2009, the maximum combined threshold for all counterparties under a single credit support provider over all legal entities that use derivatives is $40. Based on the contractual terms of the collateral agreements, these thresholds may be immediately reduced due to a downgrade in a counterparty’s credit rating. For further discussion, see the Derivative Commitments section of Note 9 of the Notes to Consolidated Financial Statements.
For the year ended December 31, 2009, the Company has incurred no losses on derivative instruments due to counterparty default.
In addition to counterparty credit risk, the Company enters into credit default swaps to manage credit exposure. Credit default swaps involve a transfer of credit risk of one or many referenced entities from one party to another in exchange for periodic payments. The party that purchases credit protection will make periodic payments based on an agreed upon rate and notional amount, and for certain transactions there will also be an upfront premium payment. The second party, who sells credit protection, will typically only make a payment if there is a credit event and such payment will be equal to the notional value of the swap contract less the value of the referenced security issuer’s debt obligation. A credit event is generally defined as default on contractually obligated interest or principal payments or bankruptcy of the referenced entity.

The Company uses credit derivatives to purchase credit protection and, to a lesser extent, assume credit risk with respect to a single entity, referenced index, or asset pool. The Company purchases credit protection through credit default swaps to economically hedge and manage credit risk of certain fixed maturity investments across multiple sectors of the investment portfolio. The Company has also entered into credit default swaps that assume credit risk as part of replication transactions. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. These swaps reference investment grade single corporate issuers and baskets, which include trades ranging from baskets of up to five corporate issuers to standard and customized diversified portfolios of corporate issuers. The baskets of diversified portfolios are established within sector concentration limits and are typically divided into tranches which possess different credit ratings ranging from AAA through the CCC rated first loss position.
Investments
The following table presents the Company’s fixed maturities by credit quality. The ratings referenced below are based on the ratings of a nationally recognized rating organization or, if not rated, assigned based on the Company’s internal analysis of such securities.
Fixed Maturities by Credit Quality

	December 31, 2009			December 31, 2008
			Percent			Percent
			of Total			of Total
	Amortized	Fair	Fair	Amortized	Fair	Fair
	Cost	Value	Value	Cost	Value	Value
U.S. government/government agencies	$4,707	$4,552	11.3%	$7,200	$7,289	18.4%
AAA	6,564	5,966	14.8%	10,316	7,368	18.6%
AA	6,701	5,867	14.5%	7,304	5,704	14.4%
A	11,957	11,093	27.4%	11,590	9,626	24.4%
BBB	11,269	10,704	26.5%	10,292	8,288	21.0%
BB & below	3,086	2,221	5.5%	1,742	1,285	3.2%

Total fixed maturities	$44,284	$40,403	100.0%	$48,444	$39,560	100.0%

The movement within the Company’s investment ratings was primarily attributable to rating agency downgrades across multiple sectors and sales of U.S. Treasuries that were re-deployed to securities with more favorable risk profiles, in particular investment grade corporate securities. The ratings associated with the Company’s commercial mortgage backed-securities (“CMBS”), commercial real estate (“CRE”) collateralized debt obligations (“CDOs”) and residential mortgage-backed securities (“RMBS”) may be negatively impacted as rating agencies continue to make changes to their methodologies and monitor security performance.

The following table presents the Company’s AFS securities by type.

	Available-for-Sale Securities by Type
	December 31, 2009					December 31, 2008
	Cost or	Gross	Gross		Percent of	Cost or	Gross	Gross		Percent of
	Amortized	Unrealized	Unrealized	Fair	Total Fair	Amortized	Unrealized	Unrealized	Fair	Total Fair
	Cost	Gains	Losses	Value	Value	Cost	Gains	Losses	Value	Value
Asset-backed securities (“ABS”)
Consumer loans	$1,596	$13	$(248)	$1,361	3.4%	$1,880	$—	$(512)	$1,368	3.4%
Small business	418	—	(185)	233	0.6%	428	—	(197)	231	0.6%
Other	330	18	(39)	309	0.8%	482	5	(110)	377	1.0%
CDOs
CLOs(1)	1,997	—	(208)	1,789	4.4%	2,107	—	(537)	1,570	4.0%
CRE	1,157	14	(804)	367	0.9%	1,566	2	(1,170)	398	1.0%
Other	4	5	—	9	—	19	—	(6)	13	—
CMBS
Agency backed(2)	62	3	—	65	0.2%	243	8	—	251	0.6%
Bonds	6,138	33	(1,519)	4,652	11.5%	7,160	1	(2,719)	4,442	11.2%
Interest only (“IOs”)	644	40	(36)	648	1.6%	840	12	(196)	656	1.7%
Corporate
Basic industry	1,794	78	(45)	1,827	4.5%	1,459	5	(233)	1,231	3.1%
Capital goods	2,078	100	(33)	2,145	5.3%	1,656	26	(201)	1,481	3.7%
Consumer cyclical	1,324	53	(33)	1,344	3.3%	1,588	29	(244)	1,373	3.5%
Consumer non-cyclical	3,260	205	(15)	3,450	8.6%	2,455	46	(172)	2,329	5.9%
Energy	2,239	130	(13)	2,356	5.8%	1,320	19	(118)	1,221	3.1%
Financial services	5,054	84	(590)	4,548	11.3%	5,563	163	(994)	4,732	12.0%
Tech./comm	2,671	145	(40)	2,776	6.9%	2,597	69	(248)	2,418	6.1%
Transportation	544	16	(19)	541	1.3%	410	8	(67)	351	0.9%
Utilities	3,790	161	(52)	3,899	9.7%	3,189	76	(376)	2,889	7.3%
Other(3)	867	13	(99)	781	1.9%	1,015	—	(305)	710	1.8%
Foreign govt./govt. agencies	824	35	(13)	846	2.1%	2,094	86	(33)	2,147	5.4%
Municipal	971	3	(194)	780	1.9%	917	8	(220)	705	1.8%
RMBS
Agency	2,088	63	(5)	2,146	5.3%	1,924	53	(8)	1,969	5.0%
Non-agency	125	—	(14)	111	0.3%	159	—	(43)	116	0.3%
Alt-A	187	—	(52)	135	0.3%	256	—	(90)	166	0.4%
Sub-prime	1,565	5	(626)	944	2.3%	2,084	4	(741)	1,347	3.4%
U.S. Treasuries	2,557	5	(221)	2,341	5.8%	5,033	75	(39)	5,069	12.8%

Total fixed maturities	44,284	1,222	(5,103)	40,403	100.0%	48,444	695	(9,579)	39,560	100.0%
Equity securities
Financial Services	273	4	(51)	226		334	—	(107)	227
Other	174	34	(15)	193		280	4	(77)	207

Total equity securities	447	38	(66)	419		614	4	(184)	434

Total AFS securities	$44,731	$1,260	$(5,169)	$40,822		$49,058	$699	$(9,763)	$39,994

(1)	As of December 31, 2009, 80% of these senior secured bank loan collateralized loan obligations (“CLOs”) were rated AA and above with an average subordination of 29%.

(2)	Represents securities with pools of loans by the Small Business Administration whose issued loans are backed by the full faith and credit of the U.S. government.

(3)
Includes structured investments with an amortized cost and fair value of $332 and $268, respectively, as of December 31, 2009 and $326 and $222, respectively, as of December 31, 2008. The underlying securities supporting these investments are primarily diversified pools of investment grade corporate issuers which can withstand a 15% cumulative default rate, assuming a 35% recovery.

The Company reallocated its AFS investment portfolio to securities with more favorable risk profiles, in particular investment grade corporate securities, while reducing its exposure to real estate related securities. Additionally, the Company reduced its allocation to U.S. Treasuries in order to manage liquidity. The Company’s AFS net unrealized loss position decreased as a result of improved security valuations due to credit spread tightening, partially offset by rising interest rates and a $738 before-tax cumulative effect of accounting change related to impairments. For further discussion on the accounting change, see Note 1 of the Notes to Consolidated Financial Statements. The following sections highlight the Company’s significant investment sectors.

Financial Services
Several positive developments occurred in the financial services sectors during the second half of 2009. Earnings for large domestic banks surpassed expectations and losses for banks that underwent the Supervisory Capital Assessment Program (“SCAP”), or stress test, were less than the Federal Reserve’s projections. Unrealized losses on banks’ investment portfolios decreased as credit spreads tightened and the pace of deterioration of the credit quality of certain assets slowed. Banks and insurance firms were also able to access re-opened debt capital markets, reducing their dependence on government guarantee programs and enhancing their liquidity positions. In addition, certain financial institutions were able to improve their junior capital ratios through common equity capital raises, exchanges and tenders. Despite these positive developments, financial services companies continue to face a difficult macroeconomic environment and regulatory uncertainty which could affect future earnings.
The Company has exposure to the financial services sector predominantly through banking and insurance firms. The following table presents the Company’s exposure to the financial services sector included in the AFS Securities by Type table above. A comparison of fair value to amortized cost is not indicative of the pricing of individual securities as impairments have occurred.

	December 31, 2009			December 31, 2008
			Percent of			Percent of
	Amortized		Total Fair	Amortized		Total Fair
	Cost	Fair Value	Value	Cost	Fair Value	Value
AAA	$151	$152	3.2%	$463	$394	8.0%
AA	1,311	1,273	26.7%	1,422	1,240	25.0%
A	2,702	2,373	49.7%	3,386	2,834	57.1%
BBB	805	681	14.2%	537	411	8.3%
BB & below	358	295	6.2%	89	80	1.6%

Total(1)	$5,327	$4,774	100.0%	$5,897	$4,959	100.0%

(1)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.

Sub-Prime Residential Mortgage Loans
The following table presents the Company’s exposure to RMBS supported by sub-prime mortgage loans by current credit quality and vintage year included in the AFS Securities by Type table above. These securities have been affected by deterioration in collateral performance caused by declining home prices and continued macroeconomic pressures including higher unemployment levels. A comparison of fair value to amortized cost is not indicative of the pricing of individual securities as impairments have occurred. Credit protection represents the current weighted average percentage, excluding wrapped securities, of the outstanding capital structure subordinated to the Company’s investment holding that is available to absorb losses before the security incurs the first dollar loss of principal. The ratings associated with the Company’s RMBS may be negatively impacted as rating agencies make changes to their methodologies and continue to monitor security performance.
Sub-Prime Residential Mortgage Loans(1)(2)(3)(4)(5)

	December 31, 2009
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$20	$15	$54	$43	$63	$43	$14	$9	$55	$33	$206	$143
2004	79	66	243	178	60	37	6	4	—	—	388	285
2005	56	31	263	190	134	83	84	25	142	37	679	366
2006	4	3	11	8	11	8	27	10	133	65	186	94
2007	—	—	—	—	—	—	—	—	106	56	106	56

Total	$159	$115	$571	$419	$268	$171	$131	$48	$436	$191	$1,565	$944

Credit protection		46.1%		54.4%		41.1%		36.5%		25.8%		41.8%

	December 31, 2008
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$26	$22	$129	$109	$48	$35	$17	$13	$34	$19	$254	$198
2004	108	79	303	240	—	—	8	7	—	—	419	326
2005	73	56	525	353	138	70	24	16	22	18	782	513
2006	45	41	109	50	10	5	87	35	96	36	347	167
2007	42	27	40	9	33	15	35	19	132	73	282	143

Total	$294	$225	$1,106	$761	$229	$125	$171	$90	$284	$146	$2,084	$1,347

Credit protection		39.3%		48.3%		32.1%		23.5%		20.1%		41.4%

(1)	The vintage year represents the year the underlying loans in the pool were originated.

(2)
Includes second lien residential mortgages with an amortized cost and fair value of $33 and $28, respectively, as of December 31, 2009 and $120 and $60, respectively, as of December 31, 2008, which are composed primarily of loans to prime and Alt-A borrowers.

(3)	As of December 31, 2009, the weighted average life of the sub-prime residential mortgage portfolio was 4.5 years.

(4)	Approximately 94% of the portfolio is backed by adjustable rate mortgages.

(5)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.

Commercial Mortgage Loans
The Company observed significant pressure on commercial real estate market fundamentals throughout 2009 including increased vacancies, rising delinquencies and declining property values and expects continued pressure in the upcoming year. The following tables present the Company’s exposure to CMBS bonds, CRE CDOs and CMBS IOs by current credit quality and vintage year, included in the AFS Securities by Type table above. A comparison of fair value to amortized cost is not indicative of the pricing of individual securities as impairments have occurred. Credit protection represents the current weighted average percentage of the outstanding capital structure subordinated to the Company’s investment holding that is available to absorb losses before the security incurs the first dollar loss of principal. This credit protection does not include any equity interest or property value in excess of outstanding debt. The ratings associated with the Company’s CMBS and CRE CDOs may be negatively impacted as rating agencies continue to make changes to their methodologies and monitor security performance.
CMBS — Bonds(1)(2)

	December 31, 2009
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$1,198	$1,192	$159	$120	$50	$34	$14	$13	$6	$4	$1,427	$1,363
2004	342	338	61	39	27	17	15	7	—	—	445	401
2005	490	449	199	133	126	72	87	54	61	45	963	753
2006	1,293	1,091	374	238	377	167	244	95	199	71	2,487	1,662
2007	283	223	36	24	116	42	180	88	201	96	816	473

Total	$3,606	$3,293	$829	$554	$696	$332	$540	$257	$467	$216	$6,138	$4,652

Credit protection		27.4%		21.5%		13.3%		11.7%		9.1%		22.2%

	December 31, 2008
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$1,492	$1,365	$259	$179	$71	$40	$11	$8	$23	$16	$1,856	$1,608
2004	365	317	53	22	41	15	20	8	—	—	479	362
2005	561	428	243	93	235	109	48	23	—	—	1,087	653
2006	1,732	1,025	228	76	353	140	354	129	39	12	2,706	1,382
2007	528	256	263	90	102	31	134	59	5	1	1,032	437

Total	$4,678	$3,391	$1,046	$460	$802	$335	$567	$227	$67	$29	$7,160	$4,442

Credit protection		24.7%		18.6%		12.6%		4.9%		4.3%		20.6%

(1)	The vintage year represents the year the pool of loans was originated.

(2)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.
CRE CDOs(1)(2)(3)(4)

	December 31, 2009
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$37	$24	$30	$15	$65	$24	$143	$38	$53	$7	$328	$108
2004	18	11	70	22	33	8	24	3	20	3	165	47
2005	16	8	73	12	23	6	39	5	22	5	173	36
2006	23	12	108	33	76	23	62	20	21	10	290	98
2007	51	26	12	3	20	5	26	8	15	10	124	52
2008	17	9	—	—	5	1	15	4	13	3	50	17
2009	12	6	—	—	2	—	4	1	9	2	27	9

Total	$174	$96	$293	$85	$224	$67	$313	$79	$153	$40	$1,157	$367

Credit protection		39.9%		10.9%		22.4%		35.0%		31.3%		26.8%

	December 31, 2008
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$127	$43	$90	$28	$59	$14	$48	$6	$30	$5	$354	$96
2004	118	35	16	5	31	9	12	2	13	2	190	53
2005	71	29	58	12	56	10	10	2	1	—	196	53
2006	222	68	83	18	74	19	15	2	—	—	394	107
2007	126	40	106	19	101	10	11	1	—	—	344	70
2008	39	11	22	5	24	3	3	—	—	—	88	19

Total	$703	$226	$375	$87	$345	$65	$99	$13	$44	$7	$1,566	$398

Credit protection		27.1%		21.3%		17.9%		17.0%		57.5%		23.9%

(1)	The vintage year represents the year that the underlying collateral in the pool was originated. Individual CDO fair value is allocated by the proportion of collateral within each vintage year.

(2)	As of December 31, 2009, approximately 37% of the underlying CRE CDOs collateral are seasoned, below investment grade securities.

(3)
For certain CRE CDOs, the collateral manager has the ability to reinvest proceeds that become available, primarily from collateral maturities. The increase in the 2008 and 2009 vintage years represents reinvestment under these CRE CDOs.

(4)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.

CMBS — IOs(1)(2)

	December 31, 2009										December 31, 2008
	AAA		A		BBB		BB and Below		Total		AAA
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
2003 & Prior	$224	$241	$—	$—	$—	$—	$—	$—	$224	$241	$295	$287
2004	123	130	—	—	—	—	—	—	123	130	158	119
2005	160	156	—	—	1	1	—	—	161	157	200	136
2006	79	68	2	1	—	—	1	1	82	70	93	54
2007	54	50	—	—	—	—	—	—	54	50	94	60

Total	$640	$645	$2	$1	$1	$1	$1	$1	$644	$648	$840	$656

(1)	The vintage year represents the year the pool of loans was originated.

(2)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.
In addition to CMBS, the Company has exposure to commercial mortgage loans as presented in the following table. These loans are collateralized by a variety of commercial properties and are diversified both geographically throughout the United States and by property type. These loans may be either in the form of a whole loan, where the Company is the sole lender, or a loan participation. Loan participations are loans where the Company has purchased or retained a portion of an outstanding loan or package of loans and participates on a pro-rata basis in collecting interest and principal pursuant to the terms of the participation agreement. In general, A-Note participations have senior payment priority, followed by B-Note participations and then mezzanine loan participations. As of December 31, 2009, loans within the Company’s mortgage loan portfolio have had minimal extensions or restructurings. The recent deterioration in the global real estate market, as evidenced by increases in property vacancy rates, delinquencies and foreclosures, has negatively impacted property values and sources of refinancing and should these trends continue, additional increases in the Company’s valuation allowance for mortgage loans may result.
Commercial Mortgage Loans

	December 31, 2009			December 31, 2008
	Amortized	Valuation	Carrying	Amortized	Valuation	Carrying
	Cost(1)	Allowance	Value	Cost(1)	Allowance	Value
Whole loans	$2,505	$(26)	$2,479	$2,707	$(2)	$2,705
A-Note participations	326	—	326	335	—	335
B-Note participations	508	(131)	377	562	—	562
Mezzanine loans	856	(100)	756	859	—	859

Total(2)	$4,195	$(257)	$3,938	$4,463	$(2)	$4,461

(1)	Amortized cost represents carrying value prior to valuation allowances, if any.

(2)	Excludes agricultural mortgage loans. For further information on the total mortgage loan portfolio, see Note 4 of the Notes to Consolidated Financial Statements.
Included in the table above are valuation allowances on mortgage loans held for sale associated with B-note participations and mezzanine loans of $36 and $40, respectively, which had a carrying value of $38 and $85, respectively, as of December 31, 2009.
At origination, the weighted average loan-to-value (“LTV”) rate of the Company’s commercial mortgage loan portfolio was approximately 63%. As of December 31, 2009, the current weighted average LTV was approximately 81%. LTV rates compare the loan amount to the value of the underlying property collateralizing the loan. The loan values are updated periodically through property level reviews of the portfolio. Factors considered in the property valuation include, but are not limited to, actual and expected property cash flows, geographic market data and capitalization rates.

ABS Consumer Loans
The following table presents the Company’s exposure to ABS consumer loans by credit quality, included in the AFS Securities by Type table above. Currently, the Company expects its ABS consumer loan holdings will continue to pay contractual principal and interest payments due to the ultimate expected borrower repayment performance and structural credit enhancements, which remain sufficient to absorb a significantly higher level of defaults than are currently anticipated.

	December 31, 2009
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
Auto(1)	$69	$71	$47	$46	$96	$96	$83	$83	$11	$8	$306	$304
Credit card	422	431	—	—	26	25	153	143	—	—	601	599
Student loan(2)	271	168	300	229	118	61	—	—	—	—	689	458

Total(3)	$762	$670	$347	$275	$240	$182	$236	$226	$11	$8	$1,596	$1,361

	December 31, 2008
	AAA		AA		A		BBB		BB and Below		Total
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value
Auto	$108	$84	$7	$6	$142	$103	$160	$123	$15	$10	$432	$326
Credit card	313	273	6	4	97	86	278	197	57	39	751	599
Student loan	272	143	306	229	119	71	—	—	—	—	697	443

Total	$693	$500	$319	$239	$358	$260	$438	$320	$72	$49	$1,880	$1,368

(1)	As of December 31, 2009, approximately 9% of the auto consumer loan-backed securities were issued by lenders whose primary business is to sub-prime borrowers.

(2)	As of December 31, 2009, approximately half of the student loan-backed exposure is guaranteed by the Federal Family Education Loan Program, with the remainder comprised of loans to prime borrowers.

(3)	The credit qualities above include downgrades that have shifted the portfolio from higher rated assets to lower rated assets since December 31, 2008.
Limited Partnerships and Other Alternative Investments
The following table presents the Company’s investments in limited partnerships and other alternative investments which include hedge funds, mortgage and real estate funds, mezzanine debt funds, and private equity and other funds. Hedge funds include investments in funds of funds and direct funds. Mortgage and real estate funds consist of investments in funds whose assets consist of mortgage loans, mortgage loan participations, mezzanine loans or other notes which may be below investment grade quality, as well as equity real estate and real estate joint ventures. Mezzanine debt funds include investments in funds whose assets consist of subordinated debt that often incorporates equity-based options such as warrants and a limited amount of direct equity investments. Private equity and other funds primarily consist of investments in funds whose assets typically consist of a diversified pool of investments in small non-public businesses with high growth potential.

	December 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
Hedge funds	$105	13.8%	$263	25.5%
Mortgage and real estate funds	124	16.4%	228	22.1%
Mezzanine debt funds	66	8.7%	78	7.5%
Private equity and other funds	464	61.1%	464	44.9%

Total	$759	100.0%	$1,033	100.0%

Limited partnerships and other alternative investments decreased primarily due to hedge fund redemptions and negative re-valuations of the underlying investments associated primarily with the real estate markets.

Security Unrealized Loss Aging
As part of the Company’s ongoing security monitoring process, the Company has reviewed its AFS securities in an unrealized loss position and concluded that there were no additional impairments as of December 31, 2009 and 2008 and that these securities have sufficient expected future cash flows to recover the entire amortized cost basis, are temporarily depressed and are expected to recover in value as the securities approach maturity or as CMBS and sub-prime RMBS market spreads return to more normalized levels.
Most of the securities depressed over 20% for nine months or more are supported by real estate related assets, specifically investment grade CMBS bonds, sub-prime RMBS and CRE CDOs, and have a weighted average current rating of A. Current market spreads continue to be significantly wider for securities supported by real estate related assets, as compared to spreads at the security’s respective purchase date, largely due to the continued effects of the recession and the economic and market uncertainties regarding future performance of commercial and residential real estate. The Company reviewed these securities as part of its impairment evaluation process. The Company’s best estimate of future cash flows utilized in its impairment process involves both macroeconomic and security specific assumptions that may differ based on asset class, vintage year and property location including, but not limited to, historical and projected default and recovery rates, current and expected future delinquency rates, property value declines and the impact of obligor re-financing. For these securities in an unrealized loss position where a credit impairment has not been recorded, the Company’s best estimate of expected future cash flows are sufficient to recover the amortized cost basis of the security.
For further discussion on the Company’s ongoing impairment evaluation process and the factors considered in determining whether a credit impairment exists, see the Recognition and Presentation of Other-Than-Temporary Impairments Section in Note 4 of the Notes to Consolidated Financial Statements.
The following table presents the Company’s unrealized loss aging for AFS securities by length of time the security was in a continuous unrealized loss position.

	December 31, 2009				December 31, 2008
		Cost or				Cost or
		Amortized	Fair	Unrealized		Amortized	Fair	Unrealized
	Items	Cost	Value	Loss	Items	Cost	Value	Loss
Three months or less	766	$5,878	$5,622	$(256)	1,039	$11,458	$10,538	$(920)
Greater than three to six months	39	161	143	(18)	596	3,599	2,817	(782)
Greater than six to nine months	172	1,106	931	(175)	535	4,554	3,735	(819)
Greater than nine to twelve months	62	1,501	1,205	(296)	360	3,107	2,183	(924)
Greater than twelve months	1,434	15,309	10,885	(4,424)	1,626	16,303	9,985	(6,318)

Total	2,473	$23,955	$18,786	$(5,169)	4,156	$39,021	$29,258	$(9,763)

The following tables present the Company’s unrealized loss aging for AFS securities continuously depressed over 20% by length of time.

	December 31, 2009				December 31, 2008
		Cost or				Cost or
		Amortized	Fair	Unrealized		Amortized	Fair	Unrealized
Consecutive Months	Items	Cost	Value	Loss	Items	Cost	Value	Loss
Three months or less	79	$591	$395	$(196)	1,216	$14,145	$8,749	$(5,396)
Greater than three to six months	16	52	36	(16)	147	1,360	568	(792)
Greater than six to nine months	99	1,237	844	(393)	103	1,318	560	(758)
Greater than nine to twelve months	67	1,201	801	(400)	154	1,562	503	(1,059)
Greater than twelve months	585	6,235	3,115	(3,120)	31	311	57	(254)

Total	846	$9,316	$5,191	$(4,125)	1,651	$18,696	$10,437	$(8,259)

The following tables present the Company’s unrealized loss aging for AFS securities (included in the tables above) continuously depressed over 50% by length of time.

	December 31, 2009				December 31, 2008
		Cost or				Cost or
		Amortized	Fair	Unrealized		Amortized	Fair	Unrealized
Consecutive Months	Items	Cost	Value	Loss	Items	Cost	Value	Loss
Three months or less	42	$132	$46	$(86)	504	$5,904	$2,068	$(3,836)
Greater than three to six months	11	5	2	(3)	37	299	50	(249)
Greater than six to nine months	51	175	69	(106)	24	194	32	(162)
Greater than nine to twelve months	52	499	173	(326)	2	7	1	(6)
Greater than twelve months	205	2,105	601	(1,504)	—	—	—	—

Total	361	$2,916	$891	$(2,025)	567	$6,404	$2,151	$(4,253)

Other-Than-Temporary Impairments
The following table presents the Company’s impairments recognized in earnings by type.

	For the Years Ended December 31,
	2009	2008	2007
ABS	$50	$11	$18
CDOs
CREs	421	212	—
Other	23	—	—
CMBS
Bonds	140	55	6
IOs	17	68	—
Corporate
Financial services	126	803	40
Other	50	325	64
Equity securities
Financial services	62	128	—
Other	47	28	18
Foreign govt./govt. agencies	—	14	5
Municipal	—	1	—
RMBS
Non-agency	4	13	—
Alt-A	46	16	—
Sub-prime	204	214	188
U.S. Treasuries	2	—	—

Total	$1,192	$1,888	$339

Year ended December 31, 2009
Impairments recognized in earnings were comprised of credit impairments of $965, impairments on debt securities for which the Company intended to sell of $127 and impairments on equity securities of $100.
Credit impairments were primarily concentrated on structured securities, mainly CRE CDOs, below-prime RMBS and CMBS bonds. These securities were impaired primarily due to increased severity in macroeconomic assumptions and continued deterioration of the underlying collateral. The Company determined these impairments utilizing both a top down modeling approach and, for certain real estate-backed securities, a loan by loan collateral review. The top down modeling approach used discounted cash flow models that considered losses under current and expected future economic conditions. Assumptions used over the current recessionary period included macroeconomic factors, such as a high unemployment rate, as well as sector specific factors including, but not limited to:
•	Commercial property value declines that averaged 40% to 45% from the valuation peak but differed by property type and location.

•	Average cumulative CMBS collateral loss rates that varied by vintage year but reached approximately 12% for the 2007 vintage year.

•	Residential property value declines that averaged 40% to 45% from the valuation peak but differed by location.

•	Average cumulative RMBS collateral loss rates that varied by vintage year but reached approximately 50% for the 2007 vintage year.
In addition to the top down modeling approach, the Company reviewed the underlying collateral of certain of its real estate-backed securities to estimate potential future losses. This review included loan by loan underwriting utilizing assumptions about expected future collateral cash flows discounted at the security’s book yield prior to impairment. The expected future cash flows included projected rental rates and occupancy levels that varied based on property type and sub-market. Impairments are recorded to the lower discounted value between the top down modeling approach and loan by loan collateral review.
Impairments on securities for which the Company had the intent to sell were primarily on corporate financial services securities where the Company had an active plan to dispose of the securities. Impairments on equity securities were primarily on below investment grade hybrid securities that had been depressed 20% for six continuous months.

In addition to the credit impairments recognized in earnings, the Company recognized $530 of non-credit impairments in other comprehensive income, predominately concentrated in RMBS and CRE CDOs. These non-credit impairments represent the difference between the fair value and the Company’s best estimate of expected future cash flows discounted at the security’s effective yield prior to impairment, rather than at current credit spreads. The non-credit impairments primarily represent increases in market liquidity premiums and credit spread widening that occurred after the securities were purchased. In general, larger liquidity premiums and wider credit spreads are the result of deterioration of the underlying collateral performance of the securities, as well as the risk premium required to reflect future uncertainty in the real estate market.
Future impairments may develop as the result of changes in intent to sell or if actual results underperform current modeling assumptions, which may be the result of, but are not limited to, macroeconomic factors, changes in assumptions used and property performance below current expectations.
Year ended December 31, 2008
Impairments were primarily concentrated in subordinated fixed maturities within the financial services sector, as well as in sub-prime RMBS and CRE CDOs. The remaining impairments were primarily recorded on securities in various sectors that experienced significant credit spread widening and for which the Company was uncertain of its intent to retain the investments for a period of time sufficient to allow for recovery.
Year ended December 31, 2007
Impairments were primarily concentrated in securitized assets backed by sub-prime RMBS and corporate fixed maturities primarily within the financial services and home builders sectors. The remaining impairments were primarily recorded on securities in various sectors that had declined in value for which the Company was uncertain of its intent to retain the investments for a period of time sufficient to allow for recovery.

CAPITAL MARKETS RISK MANAGEMENT
The Company has a disciplined approach to managing risks associated with its capital markets and asset/liability management activities. Investment portfolio management is organized to focus investment management expertise on the specific classes of investments, while asset/liability management is the responsibility of a dedicated risk management unit supporting the Company. Derivative instruments are utilized in compliance with established Company policy and regulatory requirements and are monitored internally and reviewed by senior management.
The Company utilizes a variety of over-the-counter and exchange traded derivative instruments as a part of its overall risk management strategy, as well as to enter into replication transactions. Derivative instruments are used to manage risk associated with interest rate, equity market, credit spread, issuer default, price, and currency exchange rate risk or volatility. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. For further information, see Note 4 of the Notes to Consolidated Financial Statements.
Derivative activities are monitored and evaluated by the Company’s risk management team and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The notional amounts of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. For further information on the Company’s use of derivatives, see Note 4 of the Notes to Consolidated Financial Statements.
Market Risk
The Company is exposed to market risk, primarily relating to the market price and/or cash flow variability associated with changes in interest rates, credit spreads including issuer defaults, equity prices or market indices, and foreign currency exchange rates. The Company is also exposed to credit and counterparty repayment risk.
Interest Rate Risk
The Company’s exposure to interest rate risk relates to the market price and/or cash flow variability associated with changes in market interest rates. The Company manages its exposure to interest rate risk by constructing investment portfolios that maintain asset allocation limits and asset/liability duration matching targets which include the use of derivatives. The Company analyzes interest rate risk using various models including parametric models and cash flow simulation of the liabilities and the supporting investments, including derivative instruments under various market scenarios. Measures the Company uses to quantify its exposure to interest rate risk inherent in its invested assets and interest rate sensitive liabilities include duration, convexity and key rate duration. Duration is the weighted average term-to-maturity of a security’s cash flows and is used to approximate the percentage change in the price of a security for a given change in market interest rates. For example, a duration of 5 means the price of the security will change by approximately 5% for a 1% change in interest rates. Convexity is used to approximate how the duration of a security changes as interest rates change. As duration in convexity calculations assume parallel yield curve shifts, key rate duration analysis considers price sensitivity to changes in various interest rate terms-to-maturity. Key rate duration analysis enables the Company to estimate the price change of a security assuming non-parallel interest rate movements.
To calculate duration, convexity and key rate duration, projections of asset and liability cash flows are discounted to a present value using interest rate assumptions. These cash flows are then revalued at alternative interest rate levels to determine the percentage change in fair value due to an incremental change in rates. Cash flows from corporate obligations are assumed to be consistent with the contractual payment streams on a yield to worst basis. Yield to worst is the lowest possible yield when all potential call dates prior to maturity are considered. The primary assumptions used in calculating cash flow projections include expected asset payment streams taking into account prepayment speeds, issuer call options and contract holder behavior. Mortgage-backed and asset-backed securities are modeled based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed by incorporating collateral surveillance and anticipated future market dynamics. Actual prepayment experience may vary from these estimates.
The Company is also exposed to interest rate risk based upon the discount rate assumption associated with the Parent’s pension and other postretirement benefit obligations. The discount rate assumption is based upon an interest rate yield curve comprised of bonds rated Aa with maturities primarily between zero and thirty years. For further discussion of interest rate risk associated with the benefit obligations, see Pension and Other Postretirement Benefit Obligations within the Critical Accounting Estimates section of the MD&A and Note 14 of Notes to Consolidated Financial Statements.
In addition, management evaluates performance of certain products based on net investment spread which is, in part, influenced by changes in interest rates. For further discussion, see the Consolidated Results section of the MD&A.

As interest rates decline, certain mortgage-backed securities are more susceptible to paydowns and prepayments. During such periods, the Company generally will not be able to reinvest the proceeds at comparable yields. Lower interest rates will also likely result in lower net investment income, increased hedging cost associated with variable annuities and, if declines are sustained for a long period of time, it may subject the Company to reinvestment risks, higher pension costs expense and possibly reduced profit margins associated with guaranteed crediting rates on certain products. Conversely, the fair value of the investment portfolio will increase when interest rates decline and the Company’s interest expense will be lower on its variable rate debt obligations.
The Company believes that an increase in interest rates from the current levels is generally a favorable development for the Company. Rate increases are expected to provide additional net investment income, increase sales of fixed rate investment products, reduce the cost of the variable annuity hedging program, limit the potential risk of margin erosion due to minimum guaranteed crediting rates in certain products and, if sustained, could reduce the Company’s prospective pension expense. Conversely, a rise in interest rates will reduce the fair value of the investment portfolio, increase interest expense on the Company’s variable rate debt obligations and, if long-term interest rates rise dramatically within a six to twelve month time period, certain businesses may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders will surrender their contracts in a rising interest rate environment requiring the Company to liquidate assets in an unrealized loss position. In conjunction with the interest rate risk measurement and management techniques, certain of the Company’s fixed income product offerings have market value adjustment provisions at contract surrender. An increase in interest rates may also impact the Company’s tax planning strategies and in particular its ability to utilize tax benefits to offset certain previously recognized realized capital losses.
The investments and liabilities primarily associated with interest rate risk are included in the following discussion. Certain product liabilities, including those containing GMWB, GMIB, GMAB, or GMDB, expose the Company to interest rate risk but also have significant equity risk. These liabilities are discussed as part of the Equity Risk section below.
Fixed Maturity Investments
The Company’s investment portfolios primarily consist of investment grade fixed maturity securities. The fair value of fixed maturities was $40.4 billion and $39.6 billion at December 31, 2009 and 2008, respectively. The fair value of fixed maturities and other invested assets fluctuates depending on the interest rate environment and other general economic conditions. The weighted average duration of the fixed maturity portfolio was approximately 5.2 years as of December 31, 2009 and 2008, respectively.
Liabilities
The Company’s investment contracts and certain insurance product liabilities, other than non-guaranteed separate accounts, include asset accumulation vehicles such as fixed annuities, guaranteed investment contracts, other investment and universal life-type contracts and certain insurance products such as long-term disability.
Asset accumulation vehicles primarily require a fixed rate payment, often for a specified period of time. Product examples include fixed rate annuities with a market value adjustment feature and fixed rate guaranteed investment contracts. The term to maturity of these contracts generally range from less than one year to ten years. In addition, certain products such as universal life contracts and the general account portion of variable annuity products, credit interest to policyholders subject to market conditions and minimum interest rate guarantees. The term to maturity of these products is short to intermediate.
While interest rate risk associated with many of these products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.
The Company also manages the risk of certain insurance liabilities similarly to investment type products due to the relative predictability of the aggregate cash flow payment streams. Products in this category may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and short-term and long-term disability contracts. The cash outflows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated, resulting in an investment return lower than that assumed in pricing. Average contract duration can range from less than one year to typically up to fifteen years.

Derivatives
The Company utilizes a variety of derivative instruments to mitigate interest rate risk. Interest rate swaps are primarily used to convert interest receipts or payments to a fixed or variable rate. The use of such swaps enables the Company to customize contract terms and conditions to customer objectives and satisfies its asset/liability duration matching policy. Interest rate swaps are also used to hedge the variability in the cash flow of a forecasted purchase or sale of fixed rate securities due to changes in interest rates. Forward rate agreements are used to convert interest receipts on floating-rate securities to fixed rates. These derivatives are used to lock in the forward interest rate curve and reduce income volatility that results from changes in interest rates. Interest rate caps, floors, swaptions, and futures are primarily used to manage portfolio duration.
At December 31, 2009 and 2008, notional amounts pertaining to derivatives utilized to manage interest rate risk totaled $16.0 billion and $14.2 billion, respectively ($12.6 billion and $12.3 billion, respectively, related to investments and $3.4 billion and $1.9 billion, respectively, related to life liabilities). The fair value of these derivatives was ($47) and $247 as of December 31, 2009 and 2008, respectively.
Calculated Interest Rate Sensitivity
The after-tax change in the net economic value of investment contracts (e.g., guaranteed investment contracts) and certain insurance product liabilities (e.g., short-term and long-term disability contracts), for which the payment rates are fixed at contract issuance and the investment experience is substantially absorbed by the Company, are included in the following table along with the corresponding invested assets. Also included in this analysis are the interest rate sensitive derivatives used by the Company to hedge its exposure to interest rate risk. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments are accounted for under the equity method and generally lack sensitivity to interest rate changes. The calculation of the estimated hypothetical change in net economic value below assumes a 100 basis point upward and downward parallel shift in the yield curve.

	Change in Net Economic Value as of December 31,
	2009		2008
Basis point shift	-100	+ 100	-100	+ 100

Amount	$(11)	$(7)	$(133)	$84

The fixed liabilities included above represented approximately 61% and 59% of the Company’s general account liabilities as of December 31, 2009 and 2008, respectively. The assets supporting the fixed liabilities are monitored and managed within rigorous duration guidelines, and are evaluated on a monthly basis, as well as annually using scenario simulation techniques in compliance with regulatory requirements.
The following table provides an analysis showing the estimated after-tax change in the fair value of the Company’s fixed maturity investments and related derivatives, assuming 100 basis point upward and downward parallel shifts in the yield curve as of December 31, 2009 and 2008. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments are accounted for under the equity method and generally lack sensitivity to interest rate changes.

	Change in Fair Value as of December 31,
	2009		2008
Basis point shift	-100	+ 100	-100	+ 100

Amount	$939	$(864)	$458	$(434)

The selection of the 100 basis point parallel shift in the yield curve was made only as an illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis. The Company’s sensitivity analysis calculation assumes that the composition of invested assets and liabilities remain materially consistent throughout the year and that the current relationship between short-term and long-term interest rates will remain constant over time. As a result, these calculations may not fully capture the impact of portfolio re-allocations, significant product sales or non-parallel changes in interest rates.
Credit Risk
The Company is exposed to credit risk within our investment portfolio and through counterparties. Credit risk relates to the uncertainty of an obligor’s continued ability to make timely payments in accordance with the contractual terms of the instrument or contract. The Company manages credit risk through established investment credit policies which address quality of obligors and counterparties, credit concentration limits, diversification requirements and acceptable risk levels under expected and stressed scenarios. These policies are regularly reviewed and approved by senior management.

The derivative counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness of the counterparty and typically requires credit enhancement/credit risk reducing agreements. The Company minimizes the credit risk in derivative instruments by entering into transactions with high quality counterparties rated A2/A or better, which are monitored and evaluated by the Company’s risk management team and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. For further information on derivative counterparty credit risk, see the Investment Credit Risk section of the MD&A.
In addition to counterparty credit risk, the Company enters into credit derivative instruments to manage credit exposure. The Company purchases credit protection through credit default swaps to economically hedge and manage credit risk of certain fixed maturity investments across multiple sectors of the investment portfolio. The Company has also entered into credit default swaps that assume credit risk to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. Credit spread widening will generally result in an increase in fair value of derivatives that purchase credit protection and a decrease in fair value of derivatives that assume credit risk. These derivatives do not receive hedge accounting treatment and, as such, changes in fair value are reported through earnings. As of December 31, 2009 and 2008, the notional amount related to credit derivatives that purchase credit protection was $1.9 billion and $2.6 billion, respectively, while the fair value was ($34) and $246, respectively. As of December 31, 2009 and 2008, the notional amount related to credit derivatives that assume credit risk was $902 and $940, respectively, while the fair value was ($176) and ($309), respectively. For further information on credit derivatives, see the Investment Credit Risk section of the MD&A and Note 4 of the Notes to Consolidated Financial Statements.
The Company is also exposed to credit spread risk related to security market price and cash flows associated with changes in credit spreads. Credit spread widening will reduce the fair value of the investment portfolio and will increase net investment income on new purchases. If issuer credit spreads increase significantly or for an extended period of time, it may result in higher impairment losses. Credit spread tightening will reduce net investment income associated with new purchases of fixed maturities and increase the fair value of the investment portfolio. For further discussion of sectors most significantly impacted, see the Investment Credit Risk section of the MD&A. Also, for a discussion of the movement of credit spread impacts on the Company’s statutory financial results as it relates to the accounting and reporting for market value fixed annuities, see the Capital Resources & Liquidity section of the MD&A.
Equity Risk
The Company does not have significant equity risk exposure from invested assets. The Company’s primary exposure to equity risk relates to the potential for lower earnings associated with certain of its businesses such as variable annuities where fee income is earned based upon the fair value of the assets under management. During 2009, the Company’s fee income declined $404 or 10%. In addition, the Company offers certain guaranteed benefits, primarily associated with variable annuity products, which increases the Company’s potential benefit exposure as the equity markets decline.
Foreign Currency Exchange Risk
The Company’s foreign currency exchange risk is related to non-U.S. dollar denominated investments, which primarily consist of fixed maturity investments, the investment in and net income of the U.K. life operations, and non-U.S. dollar denominated liability contracts, including its GMDB, GMAB, GMWB and GMIB benefits associated with its reinsurance of Japanese variable annuities, and a yen denominated individual fixed annuity product. A portion of the Company’s foreign currency exposure is mitigated through the use of derivatives.
Fixed Maturity Investments
The risk associated with the non-U.S. dollar denominated fixed maturities relates to potential decreases in value and income resulting from unfavorable changes in foreign exchange rates. The fair value of the non-U.S. dollar denominated fixed maturities, which are primarily denominated in euro, sterling, yen and Canadian dollars, at December 31, 2009 and 2008, were approximately $549 and $2.9 billion, respectively.
In order to manage its currency exposures, the Company enters into foreign currency swaps and forwards to hedge the variability in cash flows associated with certain foreign denominated fixed maturities. These foreign currency swap and forward agreements are structured to match the foreign currency cash flows of the hedged foreign denominated securities. At December 31, 2009 and 2008, the derivatives used to hedge currency exchange risk related to non-U.S. dollar denominated fixed maturities had a total notional amount of $316 and $1.2 billion, respectively, and total fair value of ($22) and $8 respectively.

Based on the fair values of the Company’s non-U.S. dollar denominated securities and derivative instruments as of December 31, 2009 and 2008, management estimates that a 10% unfavorable change in exchange rates would decrease the fair values by a before-tax total of approximately $21 and $171, respectively. The estimated impact was based upon a 10% change in December 31 spot rates. The selection of the 10% unfavorable change was made only for illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis.
Liabilities
The Company issues non-U.S. dollar denominated funding agreement liability contracts. The Company hedges the foreign currency risk associated with these liability contracts with currency rate swaps. At December 31, 2009 and 2008, the derivatives used to hedge foreign currency exchange risk related to foreign denominated liability contracts had a total notional amount of $814 and $820, respectively, and a total fair value of ($2) and ($76), respectively.
The Company enters into foreign currency forward and option contracts that convert euros to yen in order to economically hedge the foreign currency risk associated with certain Japanese variable annuity products. As of December 31, 2009 and 2008, the derivatives used to hedge foreign currency risk associated with Japanese variable annuity products had a total notional amount of $257 and $259, respectively, and a total fair value of ($8) and $35, respectively.
The yen based fixed annuity product is written by HLIKK and ceded to the Company. The underlying investment involves investing in U.S. securities markets, which offer favorable credit spreads. The yen denominated fixed annuity product (“yen fixed annuities”) assumed is recorded in the consolidated balance sheets with invested assets denominated in U.S. dollars while policyholder liabilities are denominated in yen and converted to U.S. dollars based upon the December 31, 2009 yen to U.S. dollar spot rate. The difference between U.S. dollar denominated investments and yen denominated liabilities exposes the Company to currency risk. The Company manages this currency risk associated with the yen fixed annuities primarily with pay variable U.S. dollar and receive fixed yen currency swaps. As of December 31, 2009 and 2008, the notional value of the currency swaps was $2.3 billion and the fair value was $316 and $383, respectively. Although economically an effective hedge, a divergence between the yen denominated fixed annuity product liability and the currency swaps exists primarily due to the difference in the basis of accounting between the liability and the derivative instruments (i.e. historical cost versus fair value). The yen denominated fixed annuity product liabilities are recorded on a historical cost basis and are only adjusted for changes in foreign spot rates and accrued income. The currency swaps are recorded at fair value incorporating changes in value due to changes in forward foreign exchange rates, interest rates and accrued income. A before-tax net gain of $47 and $64 for the years ended December 31, 2009 and 2008, respectively, which includes the changes in value of the currency swaps, excluding net periodic coupon settlements, and the yen fixed annuity contract remeasurement, was recorded in net realized capital gains and losses.
Equity Product Risk
The Company’s equity product risk is managed at the consolidated level of The Hartford Financial Services Group (“HFSG”). The disclosures in the following equity product risk section are reflective of the risk management program, including reinsurance with third parties and the dynamic and macro derivative hedging programs which are structured at a parent company level. The following disclosures are also reflective of the Company’s reinsurance of the majority of variable annuities with living and death benefit riders to an affiliate, effective October 1, 2009. See Note 16, Transactions with Affiliates, of the Notes to Consolidated Financial Statements for further information on the reinsurance transaction.
The Company’s operations are significantly influenced by the U.S., Japanese and other global equity markets. Increases or decreases in equity markets impact certain assets and liabilities related to the Company’s variable products and the Company’s earnings derived from those products. These variable products include variable annuities, mutual funds, and variable life insurance.
Generally, declines in equity markets will:
•	reduce the value of assets under management and the amount of fee income generated from those assets;

•	increase the liability for direct GMWB benefits, and reinsured GMWB and GMIB benefits, resulting in realized capital losses;

•	increase the value of derivative assets used to hedge product guarantees resulting in realized capital gains;

•	increase costs under the Company’s hedging program;

•	increase the Company’s net amount at risk for GMDB benefits;

•	decrease the Company’s actual gross profits, resulting increased DAC amortization;

•	increase the amount of required statutory capital necessary to maintain targeted risk based capital ratios;

•	turn customer sentiment toward equity-linked products negative, causing a decline in sales; and

•
decrease the Company’s estimated future gross profits See Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts within Critical Accounting Estimates for further information.

Generally, increases in equity markets will reduce the value of derivative assets used to provide a macro hedge on statutory surplus, resulting in realized capital losses during periods of market appreciation.
GMWB and Intercompany Reinsurance of GMWB, GMAB, and GMIB
The majority of the Company’s U.S. and U.K. variable annuities include a GMWB rider. In the second quarter of 2009, the Company suspended all new sales in the U.K. and Japan. The Company’s new U.S. variable annuity product, launched in October 2009, does not offer a GMWB. Declines in the equity markets will increase the Company’s liability for these benefits. A GMWB contract is ‘in the money’ if the contract holder’s guaranteed remaining benefit (“GRB”) becomes greater than the account value. As of December 31, 2009 and December 31, 2008, 60% and 88%, respectively, of all unreinsured U.S GMWB ‘in-force’ contracts were ‘in the money’. For U.S. and U.K. GMWB contracts that were ‘in the money’ the Company’s exposure to the GRB, after reinsurance, as of December 31, 2009 and December 31, 2008, was $775 and $7.6 billion, respectively. However, the Company expects to incur these payments in the future only if the policyholder has an ‘in the money’ GMWB at their death or their account value is reduced to a specified minimum level, through contractually permitted withdrawals and/or market declines. If the account value is reduced to the specified level, the contract holder will receive an annuity equal to the remaining GRB. For the Company’s “life-time” GMWB products, this annuity can continue beyond the GRB. As the account value fluctuates with equity market returns on a daily basis and the “life-time” GMWB payments can exceed the GRB, the ultimate amount to be paid by the Company, if any, is uncertain and could be significantly more or less than $775. For additional information on the Company’s GMWB liability, see Note 3 of the Notes to Consolidated Financial Statements.
The Company enters into various reinsurance agreements to reinsure GMWB, GMAB and GMIB benefits issued by HLIKK, a Japan affiliate of the Company. In the second quarter of 2009, the Company suspended new product sales in the Company’s Japan affiliate and in the fourth quarter the Company reinsured 100% of the assumed benefits to an affiliated captive reinsurer. See Note 16, Transactions with Affiliates, of the Notes to Consolidated Financial Statements for further discussion.
GMDB and Intercompany Reinsurance of GMDB
The majority of the Company’s variable annuity contracts include a GMDB rider. Declines in the equity market will generally increase the Company’s liability for GMDB riders. The Company’s total gross exposure (i.e. before reinsurance) to U.S. GMDBs as of December 31, 2009 is $18.4 billion. The Company will incur these payments in the future only if the policyholder has an ‘in-the-money’ GMDB at their time of death. The Company currently reinsures 86% of these GMDB benefit guarantees. Under certain of these reinsurance agreements, the reinsurers’ exposure is subject to an annual cap. The Company’s net exposure (i.e. after reinsurance) is $2.6 billion, as of December 31, 2009. For additional information on the Company’s GMDB liability, see Note 8 of the Notes to Consolidated Financial Statements.
The Company enters into various reinsurance agreements to reinsure GMDB benefits issued by HLIKK, a Japan affiliate of the Company. In the second quarter of 2009, the Company suspended new product sales in the Company’s Japan affiliate and in the fourth quarter the company reinsured 100% of the assumed benefits to an affiliated captive reinsurer. See Note 16, Transactions with Affiliates, of the Notes to Consolidated Financial Statements for further discussion.
Equity Product Risk Management
The Company has made considerable investment in analyzing market risk exposures arising from: GMDB, GMWB and reinsurance of GMIB, GMWB, and GMDB); equity market and interest rate risks; and foreign currency exchange rates. The Company evaluates these risks both individually and, in the aggregate, to determine the financial risk of its products and to judge their potential impacts on U.S. GAAP earnings and statutory surplus. The Company manages the equity market, interest rate and foreign currency exchange risks embedded in its products through product design, reinsurance, customized derivatives, and dynamic hedging and macro hedging programs. The Company recently launched a new variable annuity product with reduced equity risk and has increased GMWB rider fees on new sales of the Company’s legacy variable annuities and the related in-force, as contractually permitted. Depending upon competitors’ reactions with respect to products and related rider charges, the Company’s strategy of reducing product risk and increasing fees may cause a decline in market share.
Third Party Reinsurance
The Company uses third party reinsurance for a portion of U.S. contracts issued with GMWB riders prior to the third quarter of 2003. The Company also reinsures to a third party GMWB risks associated with a block of business sold between the third quarter of 2003 and the second quarter of 2006. The Company also uses third party reinsurance for a portion of the GMDB issued in the U.S.

Derivative Hedging Programs
The Company’s derivative hedging programs are structured at a parent company level, as the Company is a member of a controlled group of subsidiaries which are consolidated and reported by their parent company HFSG. Certain portions of the derivative hedging program are held in the Company for the purpose of hedging U.S. equity product risk within the controlled group.
The Company maintains derivative hedging programs for its product guarantee risk to meet multiple, and in some cases, competing risk management objectives, including providing protection against tail scenario equity market events, providing resources to pay product guarantee claims, and minimizing U.S GAAP earnings volatility, statutory surplus volatility and other economic metrics.
The Company holds customized derivative contracts to provide protection from certain capital market risk for the remaining term of specific blocks of non-reinsured GMWB riders. These customized derivative contracts provide protection from capital markets risks based on policyholder behavior assumptions specified at the inception of the derivative transactions. The Company retains the risk for actual policyholder behavior that is different from assumptions within the customized derivatives.
The Company’s dynamic hedging program uses derivative instruments to manage the U.S. GAAP earnings volatility associated with variable annuity product guarantees including equity market declines, equity implied volatility, declines in interest rates and foreign currency exchange risk. The Company uses hedging instruments including interest rate futures and swaps, variance swaps, S&P 500, NASDAQ and EAFE index put options and futures contracts. While the Company actively manages this dynamic hedging program, increased U.S. GAAP earnings volatility may result from factors including, but not limited to, policyholder behavior, capital markets, divergence between the performance of the underlying funds and the hedging indices, and the relative emphasis placed on various risk management objectives.
The Company’s macro hedge program uses derivative instruments to partially hedge the statutory tail scenario risk, arising from U.S. and Japan GMWB, GMDB, and GMIB statutory liabilities, on statutory surplus and the associated RBC ratios. See Capital Resources and Liquidity for additional information. The macro hedge program will result in additional cost and U.S. GAAP earnings volatility in times of market increases as changes in the value of the macro hedge derivatives which hedge statutory liabilities may not be closely aligned to U.S. GAAP liabilities.
See Note 4 of the Notes to Consolidated Financial Statements for additional information on hedging derivatives.
The following table summarizes the Company’s GMWB account value by type of risk management strategy as of December 31, 2009:

			% of
		GMWB	GMWB
		Account	Account
Risk Management Strategy	Duration	Value	Value
Entire GMWB risk reinsured with a third party	Life of the product	$5,173	11%

Dynamic hedging of capital markets risk using various derivative instruments(1)	Weighted average of 4 years(2)	$7,828	17%

Entire GMWB risk reinsured with an affiliate	Life of the product	$32,505	72%

		$45,506	100%

(1)
During 2009, the Company continued to maintain a reduced level of dynamic hedge protection on U.S. GAAP earnings while placing a greater relative emphasis on the protection of statutory surplus. This shift in emphasis includes the macro hedge program.

(2)	The weighted average of 4 years reflects varying durations by hedging strategy and the impact of non-parallel shifts will increase U.S. GAAP volatility.
During the quarter ended December 31, 2009, U.S. GMWB liabilities, net of the dynamic and macro hedging programs, reported a net realized pre-tax loss of ($154), net of reinsurance with third parties and an affiliated captive reinsurer, primarily driven by increases in U.S. equity markets offset by model assumption changes of $260, increases in interest rates, decreases in volatility and the relative outperformance of the underlying actively managed funds as compared to their respective indices. During the year ended December 31, 2009, U.S. GMWB liabilities, net of the dynamic and macro hedging programs, reported a net realized pre-tax gain of $267, net of reinsurance with third parties and an affiliated captive reinsurer, primarily driven by model assumption changes of $566, increases in interest rates, decreases in volatility, the relative outperformance of the underlying actively managed funds as compared to their respective indices, and the impact of the Company’s credit spread, partially offset by increases in U.S. equity markets. See Note 3 of the Notes to Consolidated Financial Statements for description and impact of the Company’s credit spread and liability model assumption changes.
Equity Risk Impact on Statutory Capital and Risked Based Capital
See Ratings under Capital Resources and Liquidity for information on the equity risk impact on statutory results.

CAPITAL RESOURCES AND LIQUIDITY
Capital resources and liquidity represent the overall strength of Hartford Life Insurance Company and its ability to generate strong cash flows from each of the business segments, borrow funds at competitive rates and raise new capital to meet operating and growth needs.
Derivative Commitments
Certain of the Company’s derivative agreements contain provisions that are tied to the financial strength ratings of the individual legal entity that entered into the derivative agreement as set by nationally recognized statistical rating agencies. If the insurance operating entity’s financial strength were to fall below certain ratings, the counterparties to the derivative agreements could demand immediate and ongoing full collateralization and in certain instances demand immediate settlement of all outstanding derivative positions traded under each impacted bilateral agreement. The settlement amount is determined by netting the derivative positions transacted under each agreement. If the termination rights were to be exercised by the counterparties, it could impact the insurance operating entity’s ability to conduct hedging activities by increasing the associated costs and decreasing the willingness of counterparties to transact with the insurance operating entity. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position as of December 31, 2009, is $473. Of this $473, the insurance operating entities have posted collateral of $454 in the normal course of business. Based on derivative market values as of December 31, 2009, a downgrade of one level below the current financial strength ratings by either Moody’s or S&P could require approximately an additional $23 to be posted as collateral. These collateral amounts could change as derivative market values change, as a result of changes in our hedging activities or to the extent changes in contractual terms are negotiated. The nature of the collateral that we may be required to post is primarily in the form of U.S. Treasury bills and U.S. Treasury notes.
The table below presents the aggregate notional amount and fair value of derivative relationships that could be subject to immediate termination in the event of further rating agency downgrades.

	As of December 31, 2009
Ratings levels	Notional Amount	Fair Value
Either BBB+ or Baa1	$4,138	$170
Both BBB+ and Baa1(1)(2)	$12,373	$351

(1)	The notional amount and fair value include both the scenario where only one rating agency takes action to this level as well as where both rating agencies take action to this level.

(2)
The notional and fair value amounts include a customized GMWB derivative with a notional amount of $5.4 billion and a fair value of $137, for which the Company has a contractual right to make a collateral payment in the amount of approximately $61 to prevent its termination.

Insurance Operations
As of December 31, 2009, the Company’s total assets under management were $286.4 billion. Of the total assets under management, approximately $217.8 billion is held in separate accounts, within mutual funds or were held in international statutory separate accounts. Mutual funds are not recorded on the Company’s balance sheet. The remaining $68.5 billion was held in the Company’s general account supported by the Company’s general account invested assets of $53.5 billion including a significant short-term investment position to meet liquidity needs. As of December 31, 2009 and December 31, 2008, the Company held total fixed maturity investments of $45.5 billion and $45.3 billion, respectively. As of December 31, 2009, the Company’s cash and short-term investments of $5.9 billion, included $833 of collateral received from, and held on behalf of, derivative counterparties and $212 of collateral pledged to derivative counterparties. The Company also held $2.3 billion of treasury securities, of which $454 had been pledged to derivative counterparties.
In the event customers elect to surrender separate account assets, international statutory separate accounts or retail mutual funds, the Company will use the proceeds from the sale of the assets to fund the surrender and the Company’s liquidity position will not be impacted. In many instances the Company will receive a percentage of the surrender amount as compensation for early surrender (surrender charge), increasing the Company’s liquidity position. In addition, a surrender of variable annuity separate account or general account assets (see below) will decrease the Company’s obligation for payments on guaranteed living and death benefits.
Capital resources available to fund liquidity, upon contract holder surrender, is a function of the legal entity in which the liquidity requirement resides. Generally, obligations of Global Annuity and Life Insurance will be generally funded by both Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company; obligations of Retirement Plans will be generally funded by Hartford Life Insurance Company; and obligations of the Company’s European insurance operations will be generally funded by the legal entity in the country in which the obligation was generated.
As of December 31, 2009, $11.0 billion of contract holder obligations relate to Global Annuity’s U.S. Fixed MVA annuities that are held in a statutory separate account, but under U.S. GAAP are recorded in the general account as Fixed MVA annuity contract holders are subject to the Company’s credit risk. In the statutory separate account, the Company is required to maintain invested assets with a fair value equal to the market value adjusted surrender value of the Fixed MVA contract. In the event assets decline in value at a greater rate than the market value adjusted surrender value of the Fixed MVA contract, the Company is required to contribute additional capital to the statutory separate account. The Company will fund these required contributions with operating cash flows and short-term investments. In the event that operating cash flows or short-term investments are not sufficient to fund required contributions, the Company may have to sell other invested assets at a loss, potentially resulting in a decrease to statutory surplus. As the fair value of invested assets in the statutory separate account are generally equal to the market value adjusted surrender value of the Fixed MVA contract, surrender of Fixed MVA annuities will have an insignificant impact on the liquidity requirements of the Company.
Approximately $1.4 billion of GIC contracts are subject to discontinuance provisions which allow the policyholders to terminate their contracts prior to scheduled maturity at the lesser of the book value or market value. Generally, the market value adjustment is reflective of changes in interest rates and credit spreads. As a result, the market value adjustment feature in the GIC contract serves to protect the Company from interest rate risks and limit the Company’s liquidity requirements in the event of a surrender. At December 31, 2009 all policyholders with the ability to terminate at book value after proper notice have exercised that option and have been paid out.
Surrenders of, or policy loans taken from, as applicable, the remaining $18.4 billion of general account liabilities, which include the general account option for Global Annuity’s U.S. individual variable annuities and Life Insurance’s variable life contracts, the general account option for Retirement Plans annuities and universal life contracts sold by Life Insurance may be funded through operating cash flows of the Company, available short-term investments, or the Company may be required to sell fixed maturity investments to fund the surrender payment. Sales of fixed maturity investments could result in the recognition of significant realized losses and insufficient proceeds to fully fund the surrender amount. In this circumstance, the Company may need to acquire additional liquidity from The Hartford or take other actions, including enforcing certain contract provisions which could restrict surrenders and/or slow or defer payouts.
Surrenders of term life and group benefits contracts will have no current effect on the Company’s liquidity requirements.

Debt
Consumer Notes
In 2008, the Company made the decision to discontinue future issuances of consumer notes; this decision does not impact consumer notes currently outstanding.
In September 2006, the Company began issuing consumer notes through its Retail Investor Notes Program. A consumer note is an investment product distributed through broker-dealers directly to retail investors as medium-term, publicly traded fixed or floating rate, or a combination of fixed and floating rate, notes. Consumer notes are part of the Company’s spread-based business and proceeds are used to purchase investment products, primarily fixed rate bonds. Proceeds are not used for general operating purposes. Consumer notes maturities may extend up to 30 years and have contractual coupons based upon varying interest rates or indexes (e.g. consumer price index) and may include a call provision that allows the Company to extinguish the notes prior to its scheduled maturity date. Certain consumer notes may be redeemed by the holder in the event of death. Redemptions are subject to certain limitations, including calendar year aggregate and individual limits. The aggregate limit is equal to the greater of $1 or 1% of the aggregate principal amount of the notes as of the end of the prior year. The individual limit is $250 thousand per individual. Derivative instruments are utilized to hedge the Company’s exposure to market risks in accordance with Company policy.
As of December 31, 2009 and 2008 $1,136 and $1,210, respectively, of consumer notes were outstanding. As of December 31, 2009, these consumer notes have interest rates ranging from 4% to 6% for fixed notes and, for variable notes, based on December 31, 2009 rates, either consumer price index plus 80 to 260 basis points, or indexed to the S&P 500, Dow Jones Industrials, foreign currency, or the Nikkei 225. The aggregate maturities of Consumer Notes are as follows: $24 in 2010, $120 in 2011, $274 in 2012 and $200 in 2013, and $518 thereafter. For 2009 , 2008, and 2007, interest credited to holders of consumer notes was $51, $59, and $11 respectively.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
The following table identifies the Company’s contractual obligations as of December 31, 2009:

	Payments Due by Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Operating leases(1)	$43	$15	$20	$8	$—
Consumer notes(2)	1,392	176	471	338	407
Other long-term liabilities	2,020	1,973	—	—	47
Life and Annuity obligations(3)	352,730	24,310	48,100	43,030	237,290

Total	$356,185	$26,474	$48,591	$43,376	$237,744

(1)	Includes future minimum lease payments on operating lease agreements. See Note 10 of the Notes to Consolidated Financial Statements for additional discussion on lease commitments.

(2)
Consumer notes include principal payments, contractual interest for fixed rate notes and, interest based on current rates for floating rate notes. See Note 12 of the Notes to Consolidated Financial Statements for additional discussion of consumer notes.

(3)
Estimated life and annuity obligations include death claims, other charges associated with policyholder reserves, policy surrenders and policyholder dividends, offset by expected future deposits on in-force contracts. Estimated life and annuity obligations are based on mortality, morbidity and lapse assumptions comparable with the Company’s historical experience, modified for recent observed trends. The Company has also assumed market growth consistent with assumptions used in amortizing deferred acquisition costs. In contrast to this table, the majority of the Company’s obligations are recorded on the balance sheet at the current account values and do not incorporate an expectation of future market growth, interest crediting, or future deposits. Therefore, the estimated obligations presented in this table significantly exceed the liabilities recorded in reserve for future policy benefits and unpaid loss and loss adjustment expenses, other policyholder funds and benefits payable and separate account liabilities. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.

Dividends
The Company declared dividends of $38, $313 and $461 to its parent Hartford Life and Accident Insurance Company (“HLA”) for 2009, 2008 and 2007, respectively. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on a stand-alone basis and the impact of regulatory restrictions.

Cash Flow	2009	2008	2007
Net cash provided by (used for) operating activities	$2,522	$1,211	$2,615
Net cash provided by (used for) investing activities	(192)	(6,597)	(4,372)
Net cash provided by (used for) financing activities	(2,183)	5,752	1,865

Cash — End of Year	793	661	423

Year ended December 31, 2009 compared to Year-ended December 31, 2008 — Cash provided by operating activities increased due to an intercompany deposit liability in 2008. Refer to Note 16, Transaction with Affiliates, of the Notes to Consolidated Financial Statements for further discussion. Cash used for financing activities increased as there was significant redemption activity within the institutional investment products business, the loss of two large governmental plans in Retirement Plans, and capital was returned to the parent company in conjunction with the reinsurance transaction with a related party during the fourth quarter.
Year ended December 31, 2008 compared to Year-ended December 31, 2007 — The decrease in cash provided by operating activities was primarily the result of a decrease in net investment income as a result of lower yields and reduced fee income as a result of declines in equity markets. Net purchases of available-for-sale securities continue to account for the majority of cash used for Investing activities. The increase in net cash provided by financing activities was primarily due to increased transfers from the separate account to the general account for investment and universal life-type contracts and issuance of structured financing and consumer notes.
Operating cash flows in both periods have been more than adequate to meet liquidity requirements.
Equity Markets
For a discussion of the potential impact of the equity markets on capital and liquidity, see the Capital Markets Risk Management section under “Market Risk”.
Ratings
Ratings are an important factor in establishing the competitive position in the insurance and financial services marketplace. There can be no assurance that the Company’s ratings will continue for any given period of time or that they will not be changed. In the event the Company’s ratings are downgraded, the level of revenues, or the persistency of the Company’s business may be adversely impacted.
On January 29, 2010, Standard & Poor’s Ratings Services withdrew its ‘A’ financial strength ratings on Hartford Life Ltd. of Ireland (“HLL”) at the request of the parent company.
The following table summarizes Hartford Life Insurance Company’s significant member companies’ financial ratings from the major independent rating organizations as of February 2010:

	A.M. Best	Fitch	Standard & Poor’s	Moody’s
Insurance Ratings
Hartford Life Insurance Company	A	A-	A	A3
Hartford Life and Annuity Insurance Company	A	A-	A	A3
Other Ratings
Hartford Life Insurance Company:
Short term rating	—	—	A-1	P-2
Consumer notes	a	BBB+	A	Baa1
These ratings are not a recommendation to buy or hold any of the Company’s securities and they may be revised or revoked at any time at the sole discretion of the rating organization.
The agencies consider many factors in determining the final rating of an insurance company. One consideration is the relative level of statutory surplus necessary to support the business written. Statutory surplus represents the capital of the insurance company reported in accordance with accounting practices prescribed by the applicable state insurance department.

Statutory Capital
The Company’s stockholder’s equity, as prepared using U.S. GAAP was $6.2 billion as of December 31, 2009. The Company’s estimated aggregate statutory capital and surplus, as prepared in accordance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (“U.S. STAT”) was $5.4 billion as of December 31, 2009.
In December, 2009 the NAIC issued SSAP 10R which modified the accounting for deferred income taxes prescribed by the NAIC by increasing the realization period for deferred tax assets from one year to three years and increasing the asset recognition limit from 10% to 15% of adjusted statutory capital and surplus. SSAP 10R will expire for periods after December 31, 2010.
Significant differences between U.S. GAAP stockholder’s equity and aggregate statutory capital and surplus prepared in accordance with U.S. STAT include the following:
•	Costs incurred by the Company to acquire insurance policies are deferred under U.S. GAAP while those costs are expensed immediately under U.S. STAT.

•
Temporary differences between the book and tax basis of an asset or liability which are recorded as deferred tax assets are evaluated for recoverability under U.S. GAAP while those amounts deferred are subject to limitations under U.S. STAT.

•
Certain assumptions used in the determination of benefit reserves are prescribed under U.S. STAT and are intended to be conservative, while the assumptions used under U.S. GAAP are generally the Company’s best estimates. In addition, the methodologies used for determining life reserve amounts are different between U.S. STAT and U.S. GAAP. Annuity reserving and cash-flow testing for death and living benefit reserves under U.S. STAT are generally addressed by the Commissioners’ Annuity Reserving Valuation Methodology and the related Actuarial Guidelines. Under these Actuarial Guidelines, in general, future cash flows associated with the variable annuity business are included in these methodologies with estimates of future fee revenues, claim payments, expenses, reinsurance impacts and hedging impacts. At December 31, 2008, in determining the cash-flow impacts related to future hedging, assumptions were made in the scenarios that generate reserve requirements, about the potential future decreases in the hedge benefits and increases in hedge costs which resulted in increased reserve requirements. Reserves for death and living benefits under U.S. GAAP are either considered embedded derivatives and recorded at fair value, or they may be considered death and other insurance benefit reserves.

•
The difference between the amortized cost and fair value of fixed maturity and other investments, net of tax, is recorded as an increase or decrease to the carrying value of the related asset and to equity under U.S. GAAP, while U.S. STAT only records certain securities at fair value, such as equity securities and certain lower rated bonds required by the NAIC to be recorded at the lower of amortized cost or fair value. In the case of the Company’s market value adjusted (MVA) fixed annuity products, invested assets are marked to fair value (including the impact of credit spreads) and liabilities are marked to fair value (but generally excluding the impacts of credited spreads) for statutory purposes only. In the case of the Company’s market value adjusted (MVA) fixed annuity products, invested assets are marked to fair value (but generally actual credit spreads are not fully reflected) for statutory purposes only.

•
U.S. STAT for life insurance companies establishes a formula reserve for realized and unrealized losses due to default and equity risks associated with certain invested assets (the Asset Valuation Reserve), while U.S. GAAP does not. Also, for those realized gains and losses caused by changes in interest rates, U.S. STAT for life insurance companies defers and amortizes the gains and losses, caused by changes in interest rates, into income over the original life to maturity of the asset sold (the Interest Maintenance Reserve) while U.S. GAAP does not.

•
Goodwill arising from the acquisition of a business is tested for recoverability on an annual basis (or more frequently, as necessary) for U.S. GAAP, while under U.S. STAT goodwill is amortized over a period not to exceed 10 years and the amount of goodwill is limited.

In addition, certain assets, including a portion of premiums receivable and fixed assets, are non-admitted (recorded at zero value and charged against surplus) under U.S. STAT. U.S. GAAP generally evaluates assets based on their recoverability.

Risk-based Capital
State insurance regulators and the NAIC have adopted risk-based capital requirements for life insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. The requirements provide a means of measuring the minimum amount of statutory surplus appropriate for an insurance company to support its overall business operations based on its size and risk profile. Under risk-based capital (“RBC”) requirements, a company’s RBC is calculated by applying factors and performing calculations relating to various asset, premium, claim, expense and reserve items. The adequacy of a company’s actual capital is determined by the ratio of a company’s total adjusted capital, as defined by the insurance regulators, to its company action level of RBC (known as the RBC ratio), also as defined by insurance regulators. RBC standards are used by regulators to set in motion appropriate regulatory actions related to insurers that show indications of inadequate conditions. In addition, rating agencies consider RBC ratios, along with their proprietary models, in making ratings determinations.
Sensitivity
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending upon a variety of factors. The amount of change in the statutory surplus or RBC ratios can vary based on individual factors and may be compounded in extreme scenarios or if multiple factors occur at the same time. At times the impact of changes in certain market factors or a combination of multiple factors on RBC ratios can be varied and in some instances counterintuitive. Factors include:
•
In general, as equity market levels decline, our reserves for death and living benefit guarantees associated with variable annuity contracts increases, sometimes at a greater than linear rate, reducing statutory surplus levels. In addition, as equity market levels increase, generally surplus levels will increase. RBC ratios will also tend to increase when equity markets increase. However, as a result of a number of factors and market conditions, including the level of hedging costs and other risk transfer activities, reserve requirements for death and living benefit guarantees and RBC requirements could increase resulting in lower RBC ratios.

•	As the value of certain fixed-income and equity securities in our investment portfolio decreases, due in part to credit

•	spread widening, statutory surplus and RBC ratios may decrease.

•	As the value of certain derivative instruments that do not get hedge accounting decreases, statutory surplus and RBC ratios may decrease.

•
Our statutory surplus is also impacted by widening credit spreads as a result of the accounting for the assets and liabilities in our fixed market value adjusted (“MVA”) annuities. Statutory separate account assets supporting the fixed MVA annuities are recorded at fair value. In determining the statutory reserve for the fixed MVA annuities, we are required to use current crediting rates. In many capital market scenarios, current crediting rates are highly correlated with market rates implicit in the fair value of statutory separate account assets. As a result, the change in statutory reserve from period to period will likely substantially offset the change in the fair value of the statutory separate account assets. However, in periods of volatile credit markets, such as we are now experiencing, actual credit spreads on investment assets may increase sharply for certain sub-sectors of the overall credit market, resulting in statutory separate account asset market value losses. As actual credit spreads are not fully reflected in the current crediting rates, the calculation of statutory reserves will not substantially offset the change in fair value of the statutory separate account assets resulting in reductions in statutory surplus. This has resulted and may continue to result in the need to devote significant additional capital to support the product.

Most of these factors are outside of the Company’s control. The Company’s financial strength and credit ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries. Due to all of these factors, projecting statutory capital and the related projected RBC ratios is complex. In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.
The Company has reinsured approximately 11% of its risk associated with GMWB with a third party and 72% of its risk associated with GMWB with an affiliated captive reinsurer. The Company has also reinsured 86% of its risk associated with the aggregate GMDB exposure. These reinsurance agreements serve to reduce the Company’s exposure to changes in the statutory reserves and the related capital and RBC ratios associated with changes in the equity markets. The Company also continues to explore other solutions for mitigating the capital market risk effect on surplus, such as internal and external reinsurance solutions, migrating towards a more statutory based hedging program, changes in product design, increasing pricing and expense management.
Contingencies
Legal Proceedings — For a discussion regarding contingencies related to the Company’s legal proceedings, please see Item 3, “Legal Proceedings”.
Regulatory Developments — For a discussion regarding contingencies related to regulatory developments that affect the Company, please see Note 10 of the Notes to Consolidated Financial Statements.
For further information on other contingencies, see Note 10 of the Notes to Consolidated Financial Statements

Legislative Initiatives
Tax proposals and regulatory initiatives which have been or are being considered by Congress and/or the United States Treasury Department could have a material effect on the insurance business. These proposals and initiatives include, or could include, changes pertaining to the income tax treatment of insurance companies and life insurance products and annuities, repeal or reform of the estate tax and comprehensive federal tax reform. The nature and timing of any Congressional or regulatory action with respect to any such efforts is unclear.
Guaranty Fund and Other Insurance-related Assessments
In all states, insurers licensed to transact certain classes of insurance are required to become members of a guaranty fund. In most states, in the event of the insolvency of an insurer writing any such class of insurance in the state, members of the funds are assessed to pay certain claims of the insolvent insurer. A particular state’s fund assesses its members based on their respective written premiums in the state for the classes of insurance in which the insolvent insurer was engaged. Assessments are generally limited for any year to one or two percent of premiums written per year depending on the state.
Liabilities for guaranty fund and other insurance-related assessments are accrued when an assessment is probable, when it can be reasonably estimated, and when the event obligating the Company to pay an imposed or probable assessment has occurred. Liabilities for guaranty funds and other insurance-related assessments are not discounted and are included as part of other liabilities in the Consolidated Balance Sheets. As of December 31, 2009 and 2008, the liability balance was $7 and $4, respectively. As of December 31, 2009 and 2008, $10 and $11, respectively, related to premium tax offsets were included in other assets.
IMPACT OF NEW ACCOUNTING STANDARDS
For a discussion of accounting standards, see Note 1 of the Notes to Consolidated Financial Statements.